UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Amphenol Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING and PROXY STATEMENT

CORPORATION

AMPHENOL CORPORATION 358 HALL AVENUE P.O. BOX 5030 WALLINGFORD, CONNECTICUT 06492-7530

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE

11:00 a.m., Wednesday, May 21, 2014

PLACE

Corporate Headquarters
Conference Center
358 Hall Avenue
Wallingford, CT 06492
(203) 265-8900

AGENDA

1.
To elect eight directors as named for terms indicated in the Proxy Statement.

2.
To ratify the selection of Deloitte & Touche LLP as independent accountants.

3.
To ratify and approve The 2014 Amphenol Executive Incentive Plan.

4.
To ratify and approve The First Amended 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries.

5.
To conduct an advisory vote on compensation of named executive officers.

6.
To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

By Order of the Board of Directors
Edward C. Wetmore
Vice President, Secretary and General Counsel

April [    ], 2014

—IMPORTANT—
PLEASE COMPLETE, DATE, SIGN AND RETURN
THE ACCOMPANYING PROXY WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 21, 2014: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available at www.edocumentview.com/APH.

i

2014 Proxy Summary

        This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and the 2013 Amphenol Annual Report to Stockholders carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m., Wednesday, May 21, 2014
• Place	Corporate Headquarters Conference Center 358 Hall Avenue Wallingford, CT 06492
• Record Date	March 24, 2014
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

		Board Vote Recommendation	Page References (for more detail)
Election of Eight Directors		FOR EACH DIRECTOR NOMINEE	6-17
Other Management Proposals
•	Ratification of Deloitte & Touche LLP as independent accountants for 2014	FOR	21-23
•	Ratification of The 2014 Amphenol Executive Incentive Plan	FOR	38
•	Ratification of The First Amended 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries	FOR	29, 39-43
•	Advisory vote on compensation of named executive officers	FOR	24-54
Transact other business that properly comes before the meeting.

Director Nominees

Committee Memberships
	Director Tenure	Principal Occupation	Experience/ Qualifications							Other Public Company Boards
Name				Independent	AC	CC	EC	NCGC	PC
Ronald P. Badie	Since 2004	Former Vice Chairman of	- Leadership	Y	X		C		X	Nautilus, Inc.
		Deutsche Bank Alex. Brown	- Finance
			- M&A			X
Stanley L. Clark	Since 2005	CEO of Goodrich, LLC	- Leadership	Y	X	X			C
- Finance
- Global
- Industry
David P. Falck	Since 2013	Executive Vice President	- Leadership	Y		X		X
		and General Counsel	- Compliance
		Pinnacle West Capital	- Risk
		Corporation	Management
Edward G. Jepsen	1989-1997;	CEO of Coburn	- Leadership	Y	C,F			X	X	ITC Holdings Corp.
	Since 2005	Technologies, Inc.	- Finance
- Global
- Industry
Andrew E. Lietz	Since 2001	Former CEO of Hadco	- Leadership	Y		X	X	C		Safeguard
(Presiding Director)		Corporation	- Global							Scientifics, Inc.
- Industry
Martin H. Loeffler	Since 1987	Former CEO of Amphenol	- Leadership	Y
(Chairman)		Corporation	- Global
- Industry
John R. Lord	Since 2004	Former CEO and	- Leadership	Y		C	X	X
		Chairman of	- Global
		Carrier Corporation	- Operations
R. Adam Norwitt	Since 2009	President and CEO of	- Leadership	N
		Amphenol Corporation	- Global
- Industry
- Operations
- M&A

AC
Audit Committee

C
Chair

CC
Compensation Committee

EC
Executive Committee

F
Financial Expert

NCGC
Nominating/Corporate Governance Committee

PC
Pension Committee

Attendance	In 2013, each of the Company's director nominees attended 100% of the Board and the Committee meetings on which he sits.
Director Elections	Each director nominee is elected by a majority of votes cast.

Governance

        The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board can be accessed via the Company's website at www.amphenol.com by clicking on "Investors", then "Governance", then the desired Principles, Code or Charter. A printed copy will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

Executive Compensation

        At the 2013 annual meeting of stockholders, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for that meeting. The Company's stockholders overwhelmingly approved the proposal with more than 96% of the shares voted being cast in favor of the proposal. These programs and policies remain intact, as described in detail beginning on page 24. The Company's core management compensation programs include base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards (with 20% vesting each year over a five year period, except that vesting may be accelerated or continued in cases of death, disability, retirement or a change in control), insurance benefits and retirement benefits.

        Compensation programs for the named executive officers emphasize at-risk, performance-based elements. Fixed compensation elements, including base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment. However, it is intended that a larger part of the named executive officers' compensation be geared to reward performance that generates long-term stockholder value.

        For the Company's Chief Executive Officer, fixed compensation elements including salary, retirement benefits and "all other compensation" comprised approximately 16% of his total 2013 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 84% of his total 2013 compensation. These at-risk elements include stock options granted at market price which only increase in value if the Company's share price increases after the grant date (the value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 36). The other at-risk compensation is incentive plan compensation which historically has required year-over-year operating income growth before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate long-term stockholder value, and rewards the Chief Executive Officer when Company revenues and operating income grow. For the Company's other named executive officers as a group, fixed compensation elements comprised approximately 26% of total 2013 compensation while at-risk compensation comprised approximately 74% of total 2013 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, retirement benefits and "all other compensation", while the at-risk items include stock options and incentive plan compensation linked to goals that encourage growth in revenues and operating income.

        The Board believes this compensation program is a valuable and appropriate tool which contributes to the Company's continuing success.

2013 Performance Highlights

        In 2013, Company revenue, adjusted operating income and adjusted diluted EPS increased by 8%, 9% and 11%, respectively, over 2012 levels while the Company was able to achieve adjusted operating margins of 19.6% (adjustments to GAAP financial measures are explained in more detail on page 30).

v

Investor Outreach

        Amphenol has continued to engage with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company's stockholders. Through these engagements the Company has obtained valuable feedback. Partly in response to this feedback, in April 2014 the Board adopted amendments to the Company's By-Laws that, among other things, lowered the threshold of the Company's voting power required to call special meetings of stockholders from 50% to 25%, subject to certain limitations as described in greater detail beginning on page 55.

        The Company has also continued to engage key stockholders to discuss other important topics, such as compensation practices and programs.

Other Company Proposals

        1.    Ratification of selection of Deloitte & Touche as independent accountants.    As a matter of good governance, the Board is asking stockholders to ratify the selection of Deloitte & Touche LLP as the Company's independent accountants for 2014.

        2.    Ratification and approval of The 2014 Amphenol Executive Incentive Plan.    The Board intends, to the extent practicable, to preserve deductibility of compensation paid to the Company's named executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment. Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct certain compensation paid to the principal executive officer and certain other executive officers in excess of $1 million per year. However, certain performance-based compensation is not subject to such limitation. The Board is asking stockholders to ratify and approve the 2014 Amphenol Executive Incentive Plan which is designed and is intended to qualify for such performance-based deductibility exception.

        3.    Ratification and approval of the First Amended 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries.    The Board is asking stockholders to approve an amendment to the Company's 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries to increase by 13,000,000 the number of shares of Common Stock reserved for issuance under such plan. The Board believes granting stock options is a valuable tool contributing to the Company's continuing success.

        4.    Advisory vote to approve compensation of named executive officers.    The Board is asking stockholders to approve, on an advisory basis, the compensation of the Company's named executive officers. The Board recommends a FOR vote because it believes the compensation policies and practices of the Company, as described in the Compensation Discussion and Analysis beginning on page 24, are effective in helping to achieve the Company's goals of rewarding leadership excellence and sustained financial and operating performance, aligning the named executive officers' long-term interest with those of the stockholders and motivating these executives to remain with the Company for long and productive careers.

2015 Annual Meeting

Deadline for stockholder proposals to be included in the proxy statement for the 2015 annual meeting of stockholders.	December 29, 2014

PROXY STATEMENT

        This Proxy Statement (first mailed to stockholders on or about April [    ], 2014) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the Conference Center at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 21, 2014 (the "Annual Meeting").

RECORD DATE

        The Board of Directors of the Company (the "Board") has fixed the close of business on March 24, 2014 as the Record Date for the 2014 Annual Meeting (the "Record Date"). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, in person or by proxy. At the Record Date, there were 157,103,855 shares of Common Stock outstanding.

PROXIES

        The proxy accompanying this Proxy Statement is solicited on behalf of the Board for use at the Annual Meeting and any postponements or adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held at the Record Date. The holders in person or by proxy of a majority of the shares of Common Stock entitled to be voted at the Annual Meeting shall constitute a quorum.

        Shares will be voted in accordance with stockholder instructions. In addition, if a stockholder has returned a signed proxy card, the proxy holders will have, and intend to exercise, discretion to vote shares in accordance with their best judgment on any matters not identified in the Proxy Statement on which a vote is taken at the Annual Meeting. At present, the Company is not aware of any such matter.

        If a stockholder does not give voting instructions on a particular matter, and the shares are registered in the stockholder's name, the proxy holders will be authorized to vote the shares on that matter in accordance with the Board's recommendation. For stockholders that hold their shares through an account with a broker and do not give voting instructions on a matter, under the rules of the New York Stock Exchange, the broker is permitted to vote in its discretion only on Proposal 2 (ratification of selection of the independent accountants) and is required to withhold its vote on each of the other proposals, the withholding of which is referred to as a "broker non-vote". The impact of broker non-votes is shown in the following table.

        Votes Required and Effect of Abstentions and Broker Non-Votes

Proposal	Required Vote	Impact of Abstentions	Impact of Broker Non-Votes

1. Election of directors	Votes "For" a nominee exceed votes "Against" that nominee.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.

2. Ratification of selection of the independent accountants	Approval by a majority of the votes cast.	Counted toward quorum; impact equivalent to vote AGAINST.	Not applicable.

3. Approval of the 2014 Amphenol Executive Incentive Plan	Approval by a majority of the votes cast.	Counted toward quorum; impact equivalent to vote AGAINST.	Not counted as votes cast; no impact on outcome.

4. Approval of The First Amended 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries	Approval by a majority of the votes cast.	Counted toward quorum; impact equivalent to vote AGAINST.	Not counted as votes cast; no impact on outcome.

5. Advisory vote on compensation of named executive officers	Approval by a majority of the votes cast.	Counted toward quorum; impact equivalent to vote AGAINST.	Not counted as votes cast; no impact on outcome.

        A proxy may be revoked. For shares that are held in "street name", the stockholder must follow the directions provided by its bank, broker or other intermediary for revoking or modifying voting instructions. For shares that are registered in the stockholder's own name, the proxy may be revoked by notifying in writing the Company Secretary prior to its exercise and providing relevant name and account information, submitting a new proxy card with a later date (which will override the earlier proxy) or voting in person at the Annual Meeting.

        Votes on each of the proposals other than election of directors, approval of The 2014 Amphenol Executive Incentive Plan and approval of The First Amended 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, are advisory and therefore not binding on the Company. However, the Board will consider the outcome of these votes in its future deliberations.

        The inspectors of election appointed for the Annual Meeting with the assistance of the Company's transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

        The Company pays the cost of preparing, printing, assembling and mailing this proxy soliciting material. The Company has engaged the firm of Georgeson Inc. to assist in the distribution of this Notice of 2014 Annual Meeting and Proxy Statement and will pay Georgeson its out of pocket expenses for such services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Georgeson Inc. has also been retained to assist in soliciting proxies for a fee not expected to exceed $10,000, plus distribution costs and other costs and expenses. Proxies may also be solicited from some stockholders personally, by mail, e-mail, telephone or other means of communication by the Company's officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of December 31, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 245 Summer Street Boston, MA 02210	16,267,576	(1)	10.27%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	11,425,700	(2)	7.22%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,702,954	(3)	6.76%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	9,277,156	(4)	5.86%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,264,907	(5)	5.22%

(1)
The Schedule 13G filed by such beneficial owner on February 13, 2014 for the year ended December 31, 2013 indicates that it has (i) sole voting power over 515,154 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 16,267,576 shares and (iv) shared dispositive power over 0 shares.

(2)
The Schedule 13G filed by such beneficial owner on February 7, 2014 for the year ended December 31, 2013 indicates that it has (i) sole voting power over 11,425,700 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 11,425,700 shares and (iv) shared dispositive power over 0 shares.

(3)
The Schedule 13G filed by such beneficial owner on February 6, 2014 for the year ended December 31, 2013 indicates that it has (i) sole voting power over 261,851 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 10,458,603 shares and (iv) shared dispositive power over 244,351 shares.

(4)
The Schedule 13G filed by such beneficial owner on January 28, 2014 for the year ended December 31, 2013 indicates that it has (i) sole voting power over 7,826,540 shares, (ii) shared voting power over 7,561 shares, (iii) sole dispositive power over 8,773,351 shares and (iv) shared dispositive power over 89,772 shares.

(5)
The Schedule 13G filed by such beneficial owner on January 17, 2014 for the year ended December 31, 2013 indicates that it has (i) sole voting power over 6,853,777 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 8,264,907 shares and (iv) shared dispositive power over 0 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of April 1, 2014 by each director, the named executive officers (listed in the Summary Compensation Table on page 36) and by all executive officers and directors of the Company as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gary A. Anderson	393,800	(1)	*
Ronald P. Badie	72,050	(2)(3)	*
Stanley L. Clark	13,950	(2)(3)	*
David P. Falck	2,219	(2)	*
Edward G. Jepsen	113,950	(2)	*
Andrew E. Lietz	61,261	(2)	*
Martin H. Loeffler	537,883	(2)(4)	*
John R. Lord	27,950	(2)	*
R. Adam Norwitt	1,436,961	(1)	*
Diana G. Reardon	498,400	(1)	*
Richard Schneider	116,337	(1)	*
Dean H. Secord	51,458	(2)	*
Luc Walter	168,164	(1)	*
All executive officers and directors of the Company as a group (22 persons)	4,425,475		2.82%

*
Less than one percent.

(1)
The share ownership amounts in this table include 23,961 shares, 22,937 shares and 4,364 shares owned by Messrs. Norwitt, Schneider and Walter, respectively, as well as 1,413,000, 498,400, 393,800, 93,400 and 163,800 shares, respectively, which are not owned by Mr. Norwitt, Ms. Reardon, Messrs. Anderson, Schneider and Walter but which would be issuable upon the exercise of stock options pursuant to the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries which are exercisable or would be exercisable within 60 days of April 1, 2014. The share ownership amounts in this table also include 145,000 shares for Mr. Norwitt which are issuable upon the exercise of stock options held by a family trust for which he has shared voting and investment power. Such shares are not owned by the trust, but the options relating to the shares are held by the trust and are exercisable or would be exercisable within 60 days of April 1, 2014.

(2)
The share ownership amounts in this table include 12,447, 2,347, 616, 102,347, 49,658, 166,280, 16,347 and 8,855 shares which are owned directly by Messrs. Badie, Clark, Falck, Jepsen, Lietz, Loeffler, Lord and Secord, respectively. The 100,000 shares of Common Stock owned by Mr. Jepsen reflected in this table have been pledged as security. Pursuant to the pledge arrangement, Mr. Jepsen has the power to vote or direct the voting of the shares and he has the power to dispose or direct the disposition of the shares. The share ownership amount for Mr. Secord includes 1,000 shares of

  Common Stock owned directly by his spouse. The table also includes 58,000, 10,000, 10,000, 10,000, 10,000 and 40,000 shares which are not owned by Messrs. Badie, Clark, Jepsen, Lietz, Lord and Secord respectively, but which would be issuable upon the exercise of stock options pursuant to the Amended 2004 Stock Option Plan for Directors of Amphenol Corporation (the "Directors' Stock Option Plan") which are exercisable or would be exercisable within 60 days of April 1, 2014. Additionally, this table includes 1,603 shares of restricted stock owned by each of Messrs. Badie, Clark, Falck, Jepsen, Lietz, Loeffler, Lord and Secord which vest within 60 days of April 1, 2014.

(3)
The share ownership amounts for Messrs. Badie and Clark reflected in this table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") described under the caption "Non-employee Director Compensation for the 2013 Fiscal Year" beginning on page 15. Mr. Badie was appointed to the Board on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2014, including credit for dividends, is 9,519 unit shares. Mr. Clark was appointed to the Board on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2014, including credit for dividends, is 8,368 unit shares. Commencing with the fourth quarter 2009, Messrs. Badie and Clark elected to receive their quarterly director's fees in cash in lieu of shares. As long as the election to receive quarterly director's fees in cash in lieu of shares continues, the cumulative balance in each of Messrs. Badie and Clark's Director's Deferred Compensation account will only increase by the number of shares credited for dividends.

(4)
The table also includes 370,000 shares which are not owned by Mr. Loeffler, but which would be issuable upon the exercise of stock options which are exercisable or would be exercisable within 60 days of April 1, 2014. Of these 370,000 shares, 360,000 would be issuable upon the exercise of stock options granted pursuant to the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and 10,000 shares would be issuable upon the exercise of stock options granted pursuant to the Director's Stock Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and any persons who own more than 10% of the Common Stock, file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission ("SEC") and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.

        Based solely upon a review of the filings with the SEC and written representations from directors and executive officers that no other reports were required, the Company believes that during fiscal year 2013 all executive officers and directors of the Company filed all required reports on a timely basis.

PROPOSAL 1. ELECTION OF DIRECTORS

        The Amended and Restated Certificate of Incorporation and the By-Laws of the Company, taken together, provide for a Board consisting of not less than three or more than 15 directors. Currently, the number of directors of the Company is nine. Our directors are elected annually. Action will be taken at the Annual Meeting for the re-election of eight directors, each of whom served as a director in 2013: Ronald P. Badie, Stanley L. Clark, David P. Falck, Edward G. Jepsen, Andrew E. Lietz, Martin H. Loeffler, John R. Lord and R. Adam Norwitt for a term of one year that will expire at the 2015 Annual Meeting. Dean Secord, has indicated that he will not stand for re-election after his term expires at the Annual Meeting. The Company thanks Mr. Secord for his many years of dedicated service.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Badie, Clark, Falck, Jepsen, Lietz, Loeffler, Lord and Norwitt except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the persons named in the proxy will have the right to use his/her discretion to vote for a substitute.

        Certain information regarding all directors, including individual experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on the Board is set forth below. The Company's goal is to assemble a Board that works together and with management to deliver long term stockholder value. The Company believes that the nominees and directors set forth below, each of whom is currently a director of the Company, possess the skills and experience necessary to guide the Company in the best interests of its stockholders. The Company's current Board consists of individuals with proven records of success in their chosen professions and with the Company. They all have high integrity and keen intellect. They are collegial yet independent in their thinking, and have demonstrated the willingness to make the time commitment necessary to be informed about the interconnect industry and the Company, including its customers, suppliers, competitors, stockholders and management. Members of the Board also have extensive experience in the management of public companies, risk assessment, accounting and finance, mergers and acquisitions, and global business practices and operations.

        The following information details offices held and other business directorships during the past five years, as well as the classes and terms of each of the proposed director nominees. Beneficial ownership of equity securities of the current directors and the proposed director nominees is shown under the caption "Security Ownership of Management" on page 4.

 DIRECTOR NOMINEES

Ronald P. Badie	Mr. Badie, age 71, has been a Director since 2004. Mr. Badie retired from Deutsche Bank Alex. Brown (now Deutsche Bank Securities) in 2002, at which time he was vice chairman. He also held several executive positions with its predecessor, Bankers Trust Company. From 2004 to the present, he has acted as a senior advisor to Hadley Partners, a firm providing M&A advisory, private placement and financial advisory services. Mr. Badie's extensive experience in the investment banking industry is extremely valuable to the Company, in particular with respect to his insight into merger & acquisition and capital markets related matters. He is Chairman of the Executive Committee and is a member of the Audit Committee and the Pension Committee of the Company. Mr. Badie currently serves as Director and Chairman of the Compensation Committee and member of the Nominating/Corporate Governance Committee and Audit Committee of Nautilus, Inc. In the past five years, but not currently, Mr. Badie served as lead independent director and as member of the audit committee of Merisel, Inc. and as a director, chairman of the nominating/corporate governance committee and a member of the compensation and audit committees of Obagi Medical Products, Inc.
Stanley L. Clark

Mr. Clark, age 70, has been a Director since 2005. Mr. Clark has been Chief Executive Officer and Trustee of Goodrich,  LLC since 2001, a role which provides him excellent insight into a broad range of markets and investment perspectives as well as financial analysis, which are of particular value in his roles as Chairman of the Pension Committee and a member of the Audit Committee. He gained significant experience in general management of a complex manufacturing organization as chief executive officer of Simplex Time Recorder Company from 1998 to 2001 and director from 1996 to 2001, chief operating officer from 1996 to 1998 and group vice president from 1994 to 1996. Prior to working at Simplex Time Recorder Company, he held various positions with Raytheon Company over a period of 17 years, including service as the corporate group vice president for the commercial electronics group and as a director of New Japan Radio Company, a joint venture between Raytheon Company and Japan Radio. Mr. Clark also served four years in the United States Navy. He brings to the Board international experience as well as an understanding of the aerospace and defense industry, important markets for the Company. Mr. Clark is Chairman of the Pension Committee and is a member of the Audit Committee and the Compensation Committee of the Company.

David P. Falck

Mr. Falck, age 61, has been a Director since 2013. Mr. Falck has more than 30 years of experience as a legal advisor to public and private companies. Mr. Falck has been Executive Vice President and General Counsel of Pinnacle West Capital Corporation and its primary subsidiary, Arizona Public Service Company where he has overseen all facets of the company's legal affairs since 2009. From 2007 to 2009, he was senior vice president, law for New Jersey-based Public Service Enterprise Group Inc. and served as a member of its executive group. From 1987 to 2007, Mr. Falck was a partner in the New York office of Pillsbury Winthrop Shaw Pittman LLP where his practice concentrated in mergers and acquisitions, financing and strategic advice for a range of clients in the manufacturing, energy and telecommunications industries in the U.S. and abroad, including Amphenol Corporation. Mr. Falck is a member of the Compensation Committee and the Nominating/Corporate Governance Committee of the Company.

Edward G. Jepsen	Mr. Jepsen, age 70, has been a Director since 2005. Mr. Jepsen also served as a Director of the Company from 1989 through 1997. Mr. Jepsen has been Chief Executive Officer of Coburn Technologies, Inc., a manufacturer of lens processing systems and equipment for the ophthalmic industry, since December 2010. Mr. Jepsen was employed as a non-executive Advisor to the Company from 2005 through his retirement in 2006. He was executive vice president and chief financial officer of the Company from 1989 through 2004. During his time as chief financial officer of the Company, Mr. Jepsen gained a deep familiarity with the operations, markets, technologies and other business matters of the Company, and in particular a comprehensive understanding of the Company related to accounting, auditing and controls. In addition, Mr. Jepsen brings to the Board significant experience in public accounting and auditing acquired as a partner at PricewaterhouseCoopers LLP prior to joining the Company. Mr. Jepsen is Chairman of the Audit Committee and is a member of the Nominating/Corporate Governance Committee and Pension Committee of the Company. Mr. Jepsen also currently serves as a director and member of the audit and finance committee and nominating/corporate governance committee of ITC Holdings Corp. In the past five years, but not currently, Mr. Jepsen served as a director and chairman of the audit and finance committee and member of the compensation committee of Gerber Scientific, Inc.
Andrew E. Lietz

Mr. Lietz, age 75, has been a Director since 2001. Mr. Lietz was managing director of Rye Capital Management, LLC where he managed a portfolio of investments, gaining insight into a wide variety of industries from 2000 until his retirement in 2009. He was president and chief executive officer of Hadco Corporation from 1995 until 2000. During his tenure at Hadco, Mr. Lietz managed a global technology manufacturing business, providing him with a deep understanding of products, technology, markets and international dynamics. He is Chairman of the Nominating/Corporate Governance Committee and a member of both the Executive Committee and the Compensation Committee of the Company. In addition, he serves as Presiding Director of the Company. Mr. Lietz currently acts as Chairman of the Board of Safeguard Scientifics, Inc., where he also serves on the Compensation Committee and the Capital Management Committee. In the past five years, but not currently, Mr. Lietz served as a director of Omtool, Ltd.

Martin H. Loeffler

Mr. Loeffler, age 69, has been a Director since 1987 and Chairman of the Board since 1997. He had been an employee of the Company for 37 years when he retired in December 2010. He was executive chairman of the Company from 2009 to 2010, chief executive officer of the Company from 1996 to 2008 and president of the Company from 1987 to 2007. Prior to assuming the position of president, he oversaw the Company's international operations, and prior to that served in general management and operations roles in several European countries. He has a technology background with a PhD in physics and experience as a researcher in the field of semiconductors. His leadership, market knowledge, technology background, international and other business experience are of tremendous value to the Company in his role on the Board.

John R. Lord

Mr. Lord, age 70, has been a Director since 2004. Mr. Lord served as the non-executive chairman of Carrier Corporation from 2000 through 2006. Mr. Lord was president and chief executive officer of Carrier Corporation, a division of United Technologies Corporation, from 1995 until his retirement in 2000. Mr. Lord served in a variety of other executive and general management roles at United Technologies between 1975 and 1995. During his more than 25 year career at United Technologies, Mr. Lord gained significant manufacturing, general management, and global management experience, including spending three years based in Asia, one of the Company's most important regions. He was also very involved in personnel development at United Technologies, providing him with insight into management development and compensation issues which is of great value to the Company. He is Chairman of the Compensation Committee and is a member of the Executive Committee and of the Nominating/Corporate Governance Committee of the Company. In the past five years, but not currently, Mr. Lord served as a director and member of the audit and finance committee and as chairman of the compensation committee of Gerber Scientific, Inc.

R. Adam Norwitt

Mr. Norwitt, age 44, has been a Director since 2009, and an employee of the Company or its subsidiaries for approximately 15 years. He has been President since 2007 and Chief Executive Officer since 2009. Mr. Norwitt was chief operating officer of the Company from 2007 through 2008. He was senior vice president and group general manager, worldwide RF and microwave products division of the Company during 2006 and vice president and group general manager, worldwide RF and microwave products division of the Company from 2004 until 2006. Prior thereto, Mr. Norwitt served as group general manager, general manager and business development manager with various operating groups in the Company, including approximately five years resident in Asia. Mr. Norwitt has a juris doctor degree and trained as a corporate lawyer prior to joining the Company. He also has an MBA degree. He has studied in the United States, Taiwan, China and France. His vision, leadership, market knowledge, merger & acquisition experience, international exposure and other business experience are of significant value to the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS AND THE COMMITTEES OF THE BOARD

Governance Principles

        Amphenol Corporation's Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards"), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee of the Board. The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board are reviewed at least annually and revised as warranted. Amphenol Corporation's Code of Business Conduct and Ethics applies to all employees, directors and officers of the Company and its subsidiaries. The principles, code and charters can be accessed via the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" then the desired principles, code or charter. A printed copy of the Company's most current Governance Principles, the Code of Business Conduct and Ethics and the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

Director Independence

        The Board has adopted the definition of "independent director" set forth in the NYSE Listing Standards to assist it in making determinations of independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has determined that all of the directors are independent of the Company and its management with the exception of Mr. Norwitt who is considered an inside director because of his current employment with the Company.

Leadership Structure

        Mr. Loeffler is Chairman of the Board and Mr. Lietz is the Board's Presiding Director. As Presiding Director, Mr. Lietz has the authority to call, schedule and chair executive sessions of the independent directors. After each executive session the Presiding Director communicates with the Chief Executive Officer to provide feedback and to effectuate the decisions and recommendations of the independent directors.

        The Board of Directors has determined that at the present time, its current leadership structure, including a Presiding Director, a Chairman of the Board who retired from employment with the Company in 2010 after 37 years of service and a Chief Executive Officer who is an inside director, is appropriate and allows the Board to fulfill its duties effectively and efficiently based on the Company's current needs. The Presiding Director and independent Chairman of the Board provide a means for the Board to effectively operate independently of the management as necessary or desirable. This structure also allows the Board to draw upon the skills and 37 years of Company employment experience of a Chairman, who can ensure that the other directors' attention is devoted to the issues of greatest importance to the Company and its stockholders, while permitting the Chief Executive Officer to continue to set the strategic direction and drive the ongoing business operations and finances of the Company, all in consultation with the Board of Directors. Historically, the Company's Board of Directors included an independent Presiding Director and a Chief Executive Officer who also served as Chairman of the Board.

 Board of Directors Summary Information

        The following table sets forth basic information about the nominees to the Board.

Committee Memberships

Name	Director Tenure	Independent	Audit Committee	Compensation Committee	Executive Committee	Nominating/ Corporate Governance Committee	Pension Committee	Current Service on Other Public Company Boards

Martin H. Loeffler (Chairman)	Since 1987	X

Andrew E. Lietz (Presiding Director)	Since 2001	X		X	X	Chair		Safeguard Scientifics, Inc.

Ronald P. Badie	Since 2004	X	X		Chair		X	Nautilus, Inc.

Stanley L. Clark	Since 2005	X	X	X			Chair

David P. Falck	Since 2013	X		X		X

Edward G. Jepsen	1989-1997 Since 2005	X	Chair *			X	X	ITC Holdings Corp.

John R. Lord	Since 2004	X		Chair	X	X

R. Adam Norwitt	Since 2009

*
Financial Expert

Committees

        The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee. The Board has determined that all the members of all of its committees are independent and satisfy the relevant SEC and the New York Stock Exchange independence requirements for the members of such committees.

        Audit Committee.     The Audit Committee's principal oversight duties include the following: (1) review reports on the evaluation of the Company's internal controls for financial reporting and the Company's annual audited and quarterly unaudited financial statements and related disclosures therein under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; (2) review the Company's earnings releases; (3) select and engage independent auditors and approve all audit engagement fees and terms and pre-approve all permissible tax and other non-audit services; (4) review the qualifications, performance and independence of the Company's independent auditors; (5) review and approve the scope of the annual audit of the Company's financial statements; (6) review the Company's internal system of audit of financial controls; (7) review the results of internal audits and the procedures for maintaining internal controls; (8) review the quality and integrity of the Company's financial reporting process and the selection of the Company's accounting principles; (9) review critical accounting principles and practices and applicable legal and regulatory matters and their effect on the financial statements of the Company; (10) review significant audit issues identified by the Company's internal audit function or the Company's independent auditors and the Company's responses thereto; (11) review accounting adjustments noted or proposed by the Company's independent auditors, reports on the Company's internal controls, and material written communications with the independent auditors; (12) review and discuss the Company's guidelines and policies for risk assessment and management; (13) establish hiring policies for employees of the Company's independent auditors; (14) establish procedures for the receipt, retention and treatment of employee concerns regarding questionable accounting or auditing matters; and (15) sustain a constructive dialogue with the independent auditors about significant matters relevant to the audit of the financial statements of the Company and of internal control over financial reporting. See also "Report of the Audit Committee" on page 21. The members of the Audit Committee are Ronald P. Badie, Stanley L. Clark, Edward G. Jepsen (Chairman) and Dean H. Secord, each of whom is an independent director as defined under the NYSE Listing Standards. The Board of Directors has determined that each of the four members of the Committee are independent, financially literate and that Messrs. Jepsen and Secord have been determined to be audit committee financial experts as defined by the applicable rules of the SEC and the NYSE Listing Standards.

        Compensation Committee.     The Compensation Committee establishes the principles related to the compensation programs of the Company. It approves compensation guidelines, reviews the role and performance of executive officers and key management employees of the Company and its subsidiaries, approves the base compensation, incentive plan target and award and the allocation of stock option awards, if any, for the Chief Executive Officer and reviews and approves the recommendations of the Chief Executive Officer for base compensation and adjustments in base compensation, incentive plan targets and allocations and stock option awards, if any, for the direct reports to the Chief Executive Officer as well as the Company's other top 20 most highly compensated employees. See also the "Compensation Discussion and Analysis" on page 24 and the "Compensation Committee Report" on page 35. The Compensation Committee has the authority to retain and solicit the advice of compensation advisors. The members of the Compensation Committee are Stanley L. Clark, David P. Falck, Andrew E. Lietz and John R. Lord (Chairman).

        Executive Committee.     The Executive Committee is empowered to exercise the powers and authority of the full Board in the management of the business and affairs of the Company, subject at all times to the supervision and control of the full Board. The Board has granted the Executive Committee the broadest authority permitted by the General Corporation Law of the State of Delaware. The Executive Committee meets as necessary and all actions of the Committee are presented for ratification and approval of the full Board, as necessary and appropriate, at the next regularly scheduled quarterly meeting of the Board. The members of the Executive Committee are Ronald P. Badie (Chairman), Andrew E. Lietz and John R. Lord.

        Pension Committee.     The Pension Committee administers the Company's U.S. pension plan and consults with the Chief Financial Officer and the Treasurer of the Company at least annually and with the actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company's U.S. pension plans as it deems necessary and appropriate. The Pension Committee reviews the liabilities, assets and investments of the Company's pension plan as a Committee at least semi-annually. The members of the Pension Committee are Ronald P. Badie, Stanley L. Clark (Chairman) and Edward G. Jepsen.

        Nominating/Corporate Governance Committee.     The Nominating/Corporate Governance Committee's principal duties include the following: (1) assisting the Board in identifying appropriate individuals qualified to serve as directors of the Company and evaluating the qualifications of such individuals; (2) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders; (3) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and (4) overseeing and discussing, as necessary and appropriate, a plan for the continuity and development of senior management of the Company. The Nominating/Corporate Governance Committee also oversees the annual evaluation of and the compensation of the Board. The members of the Nominating/Corporate Governance Committee are David P. Falck, Edward G. Jepsen, Andrew E. Lietz (Chairman) and John R. Lord.

        The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee of the Board of Directors, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, CT 06492-7530. Recommendations must be received by December 31, 2014 to be considered for the 2015 Annual Meeting of Stockholders, and must comply with the requirements in the Company's by-laws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in evaluating the individual being recommended by the stockholder.

        Once the Nominating/Corporate Governance Committee has identified a candidate, the Committee will evaluate the candidate based upon the following factors:

  •
  ability and willingness to devote sufficient time to effectively carry out the duties and responsibilities of a director of the Company;

  •
  character, judgment, personal and professional ethics, integrity and values;

  •
  business, financial and/or other applicable experience;

  •
  familiarity with national and international issues affecting the Company's business; and

  •
  depth of experience, skills and knowledge complementary to the Board and the Company's business.

        The Board believes that an important component of the Board is diversity including not only educational and business background, skills, experience, and expertise, but also gender, race and culture. To the extent used, search firms retained by the Nominating/Corporate Governance Committee to assist in identifying qualified candidates will be specifically advised to seek diverse candidates from traditional and non-traditional environments, including women and minorities. The full Board meets at least annually with the Nominating/Corporate Governance Committee to review and discuss the Nominating/Corporate Governance Committee's self-evaluation including its performance as measured against the Charter of the Nominating/Corporate Governance Committee and the continuing effectiveness of its Charter as well as the corporate governance guidelines that it is responsible for developing and recommending to the Board.

        The Nominating/Corporate Governance Committee will also consider such other relevant factors as it deems appropriate. The Committee will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee. The process for considering candidates recommended by a stockholder for Board membership will be no different than the process for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management.

Meetings of the Board and Committees

        During 2013 there were four formal meetings of the Board and thirteen actions taken by unanimous written consent of the Board, six formal meetings of the Audit Committee, two formal meetings and nine actions by unanimous written consent of the Compensation Committee and two formal meetings and two actions by unanimous written consent of the Pension Committee. The Executive Committee met informally from time to time in person and via telephone conference calls to discuss several potential transactions and acted on five matters, including a number of general administrative matters, by unanimous written consent. The Nominating/Corporate Governance Committee had three formal meetings and one action by unanimous written consent. The Nominating/Corporate Governance Committee also met informally in person and via telephone conference calls from time to time to discuss, among other things, additions to and potential vacancies on the Board and/or Committees of the Board, potential nominee directors for election, various officer appointments, succession planning and amendments to the Company's By-Laws. All directors participated in all meetings of the Board and the Committees on which they served in 2013. Directors also attended meetings as invited guests of Committees on which they did not serve. This included quarterly telephonic meetings of the Audit Committee during which quarterly results were discussed and quarterly press releases reporting operating results were reviewed and approved.

        Non-management directors of the Company meet in executive session as necessary and following the conclusion of each Board Meeting and each Committee Meeting. Such private meetings are currently presided over by the Chairman of the Board, the Presiding Director, the Chairman of the Committee or by the director who requests the opportunity to meet in executive session.

Risk Oversight

        The Board is actively involved in overseeing risk management for the Company. This oversight is conducted primarily through the Committees of the Board. The Board receives reports from the Chairman of each committee regarding the Committee's risk management considerations and actions as necessary.

        The Audit Committee reviews the Company's portfolio of risk with management and the Company's independent accountants, discusses with management significant financial risks, the Company's policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor and control financial and other risk exposures. The Audit Committee also reviews the Company's internal system of audit and financial controls and the process for maintaining financial reporting controls with management and the Company's independent accountants.

        The Compensation Committee oversees risk management as it relates to compensation plans, policies and practices in connection with structuring the Company's executive compensation programs and incentive compensation programs for other employees. The Compensation Committee has again reviewed with management whether the compensation programs, including the performance-based incentive plans and the stock option plans described in the section Elements of Compensation Program beginning on page 25, are reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Compensation Committee and management concluded the programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        The Nominating and Corporate Governance Committee oversees the policies and practices of management of the Company related to the identification and evaluation of enterprise risk and the development of risk avoidance, mitigation and response strategies through a corporate governance process. The Nominating and Corporate Governance Committee works with the full Board and management in furtherance of this process, and makes such recommendations to management and to the full Board regarding these matters as the Committee deems to be necessary and appropriate.

        The Pension Committee oversees risk management as it relates to the Company's U.S. pension plan described on page 44. The Pension Committee reviews with management the forecasted liabilities of the U.S. pension plan, the actuarial assumptions used in determining those liabilities, the investments funding those anticipated obligations, the periodic performance of those investments and, as necessary, reviews and recommends revision to the general investment policies governing the investment of the assets of such pension plan.

Non-employee Director Compensation for the 2013 Fiscal Year

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)*	Option Awards ($)(3)*	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Ronald P. Badie	76,000	125,034	n/a	n/a	n/a	n/a	201,034
Stanley L. Clark	76,000	125,034	n/a	n/a	n/a	n/a	201,034
David P. Falck	70,000	166,713	n/a	n/a	n/a	n/a	236,713
Edward G. Jepsen	80,000	125,034	n/a	n/a	n/a	n/a	205,034
Andrew E. Lietz	76,000	125,034	n/a	n/a	n/a	n/a	201,034
Martin H. Loeffler	150,000	125,034	n/a	n/a	n/a	n/a	275,034
John R. Lord	76,000	125,034	n/a	n/a	n/a	n/a	201,034
Dean H. Secord	70,000	125,034	n/a	n/a	n/a	n/a	195,034

(1)
The Director's Deferred Compensation Plan allows each non-employee director to elect to defer payment of their fees to a future date with the ultimate payment in cash or Common Stock subject to the prior election of each director. Currently, each non-employee director has elected to receive fees in cash as earned. The aggregate number of shares issuable to each of the directors pursuant to this plan as of December 31, 2013 is represented in the table marked with an asterisk below.

(2)
The 2012 Restricted Stock Plan for Directors of Amphenol Corporation was approved by the stockholders at the 2012 Annual Meeting. Pursuant to the 2012 Restricted Stock Plan for Directors of Amphenol Corporation, restricted shares are issued on the first business day following the day of each annual stockholder meeting, beginning in 2012. The number of restricted shares issued is the number of shares that are equal to the fair market value of $125,000, rounded up to the nearest whole share, based on the price of the common stock at the close of business on the date of the grant. The grant date fair value of the 1,603 shares of restricted stock granted to each of Messrs. Badie, Clark, Falck, Jepsen, Lietz, Loeffler, Lord and Secord on May 23, 2013 was $125,034 computed in accordance with FASB ASC Topic 718. Mr. Falck received two grants of restricted shares in 2013 in accordance with the 2012 Restricted Stock Plan for directors (i) an interim grant of 616 restricted shares on January 24, 2013, an amount determined by pro-rating the annual amount of a stock award, being the number of shares equal to the fair market value of $125,000 based on the price of the common stock at the close of business on the date of grant, from his date of appointment in January 2013 until the date of the 2013 Annual Meeting and (ii) 1,603 restricted shares on May 23, 2013 concurrent with the other non-employee directors. The grant date fair value of the 616 shares of restricted stock granted to Mr. Falck on January 24, 2013 was $41,679 and of the 1,603 restricted shares granted to Mr. Falck on May 23, 2013 of $125,034 was computed in accordance with FASB ASC Topic 718. At December 31, 2013, the aggregate number of outstanding restricted stock awards for each of Messrs. Badie, Clark, Falck, Jepsen, Lietz, Loeffler, Lord and Secord was 1,603 restricted shares and is represented in the table marked with an asterisk below. Each award will become vested in full on the earlier of: the first anniversary of the date of the grant or the day immediately prior to the date of the next regular annual shareholder meeting. These restricted stock awards will become fully vested on May 22, 2014.

(3)
With the approval of the 2012 Restricted Stock Plan for Directors of Amphenol Corporation, it is anticipated that no more options will be awarded to the non-employee directors pursuant to the Director's Stock Option Plan approved by the Company's stockholders in 2004 and amended in 2007. As of December 31, 2013, the aggregate number of stock awards and the aggregate number of option awards outstanding is represented in the table marked with an asterisk below.

(4)
The Company does not have a non-equity incentive plan compensation program applicable to its non-employee directors.

(5)
The Company does not have a pension plan program applicable to its non-employee directors. Messrs. Loeffler and Jepsen participated in the Company's Pension Plan (described beginning on page 44) during their prior employment with the Company. Upon retirement, their pension benefits were fixed, and they are no longer accruing any additional benefits under the Pension Plan.

(6)
The Company does not have any other compensation programs for its non-employee directors nor did it provide any other benefits which could be deemed to be compensation for service in a director role.

*
As of December 31, 2013, for each non-employee director, the aggregate number of stock awards, the aggregate number of shares issuable pursuant to the Director's Deferred Compensation Plan and the aggregate number of option awards outstanding is represented in the table below.

		Number of Shares Issuable Pursuant to Directors' Deferred Compensation Plan (12/31/2013)	Number of Outstanding Stock Options (12/31/2013)
	Number of Outstanding RSUs (12/31/2013)
Name			Vested	Unvested

Ronald P. Badie	1,603	9,473	54,666	3,334

Stanley L. Clark	1,603	8,328	6,666	3,334

David P. Falck	1,603	0	0	0

Edward G. Jepsen	1,603	0	6,666	3,334

Andrew E. Lietz	1,603	0	6,666	3,334

Martin H. Loeffler	1,603	0	366,666	3,334

John R. Lord	1,603	0	6,666	3,334

Dean H. Secord	1,603	0	36,666	3,334

        Action will be taken at the Annual Meeting for the election of eight directors. Seven are non-employee, independent directors, Messrs. Badie, Clark, Falck, Jepsen, Lietz, Loeffler and Lord. During 2013, only one of the directors, Mr. Norwitt, was a named executive officer. Mr. Norwitt's compensation from the Company is described in more detail in the "Summary Compensation Table" on page 36 and in the section "Compensation of Named Executive Officers" on page 30.

        Currently, non-employee director compensation consists solely of an annual retainer fee, committee chairman fees and an annual grant of restricted stock.

        The retainer fee to non-employee directors, except the Chairman of the Board, is currently $70,000 per year. The retainer fee for the Chairman of the Board is $150,000 per year. In addition, the Audit Committee Chairman receives an additional $10,000 per year and the chairpersons of the other committees of the Board receive an additional $6,000 per year. Non-employee directors can elect to receive their director fees in cash as earned or defer payment of their fees to a future date with the ultimate payment in cash or Common Stock. All non-employee directors currently receive their director fees in cash as earned quarterly.

        The 2012 Directors Restricted Stock Plan of Amphenol Corporation (the "Directors Restricted Stock Plan") provides annual grants of restricted stock to the non-employee directors on the first business day after each annual meeting of stockholders. On the grant date, each non-employee director will be given shares of Common Stock subject to the restrictions and conditions in the Directors Restricted Stock Plan. The number of shares granted will be determined by dividing $125,000 by the closing price for the Common Stock on the grant date and rounding up to the next whole share amount.

        The Nominating/Corporate Governance Committee of the Board will continue to monitor and make recommendations to the Company and to the Board regarding the annual retainer fee, committee fees and equity compensation elements of the directors' compensation program to ensure that total director compensation is fair and reasonable and competitive for the purpose of attracting and retaining qualified directors. The Board recognizes that the equity compensation element of the directors compensation program and the ability to defer payment of fees with the ultimate payment in Common Stock enables share ownership by directors further aligning their financial interests consistent with their oversight role for the Company.

Communications with the Board of Directors

        Stockholders and other interested parties may communicate directly with the Presiding Director, the Chairman of the Nominating/Corporate Governance Committee, the non-employee directors or the Audit

Committee in writing c/o Secretary, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, CT 06492-7530. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the Secretary not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.

Board Member Attendance at Annual Meeting of Stockholders

        In each of the last ten years, more than 85% of outstanding shares of Common Stock have been voted by proxy and no more than five non-employee stockholders (representing only a nominal number of shares) have personally attended any of the Company's Annual Meetings of Stockholders. Accordingly, the Company does not require members of the Board to attend the Annual Meeting of Stockholders. The only Board member who attended the 2013 Annual Meeting of Stockholders was Mr. Norwitt, as President and Chief Executive Officer.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age	Principal Occupation and Other Information
Gary A. Anderson Age 63	Senior Vice President and Group General Manager, Military/Aerospace Operations division of the Company since 2004. He was general manager of aerospace operations of the Company from 1995 through 2004. He does not serve on the board of directors of any public company. Mr. Anderson has been an employee of the Company for approximately 40 years.
Frank H. Carroccia Age 68

Vice President and Group General Manager, Global Interconnect Systems Group of the Company since January 2013. Mr. Carroccia was group general manager, global cable systems division from 2009 to 2012 and general manager of the integration systems business from 2007 through 2009. Prior thereto, Mr. Carroccia was employed for approximately 18 years by the connection systems division of Teradyne, Inc., which was acquired by Amphenol in 2005. He does not serve on the board of directors of any public company. Mr. Carroccia has been an employee of the Company or businesses acquired by the Company for approximately 26 years.

Patrick Gillard Age 57

Vice President and Treasurer since 2014. Mr. Gillard was group controller of the aerospace and industrial operations division of the Company from 2008 to 2014. He does not serve on the board of directors of any public company. Mr. Gillard has been an employee of the Company for approximately six years.

Craig A. Lampo Age 44

Vice President and Controller of the Company since 2004. He was treasurer from 2004 through 2006. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from 2002 through 2004. He was an employee of Arthur Andersen LLP from 1993 through 2002. He does not serve on the board of directors of any public company. Mr. Lampo has been an employee of the Company for approximately 10 years.

Thomas Meotti Age 54

Vice President, Tax of the Company since 2013. Mr. Meotti was director of tax from 2004 to 2012 and assistant director of tax from 1999 through 2004. He worked at Loctite Corporation from 1991 through 1999 and at PricewaterhouseCoopers from 1987 through 1991. He does not serve on the board of directors of any public company. Mr. Meotti has been an employee of the Company for approximately 15 years.

Name and Age	Principal Occupation and Other Information
Jerome F. Monteith Age 64

Vice President, Human Resources of the Company since 2004. He was director of human resources of the Company from 1997 through 2003. He does not serve on the board of directors of any public company. Mr. Monteith has been an employee of the Company for approximately 37 years.

Zachary W. Raley Age 45

Senior Vice President since 2010 and Group General Manager, Worldwide RF and Microwave Products division and the Cable Products division of the Company since 2007. Mr. Raley was vice president of the Company from 2007 through 2009. He has been President of Amphenol's Times Fiber division since 2005 and Chief Executive Officer of Times Fiber since 2007. He does not serve on the board of directors of any public company. Mr. Raley has been an employee of the Company for approximately 18 years.

Diana G. Reardon Age 54

Executive Vice President since 2010 and Chief Financial Officer of the Company since 2004. Ms. Reardon was senior vice president from 2004 through 2009. She was controller of the Company from 1994 through 2004 and treasurer of the Company from 1992 through 2004. She does not serve on the board of directors of any public company. Ms. Reardon has been an employee of the Company for approximately 26 years.

Richard E. Schneider Age 56

Senior Vice President and Group General Manager, IT and Communications Products division of the Company since 2007. Mr. Schneider was vice president from 2007 through 2009 and divisional president of Amphenol TCS from 2005 through 2007. Prior thereto, Mr. Schneider was employed for approximately 18 years by the connection systems division of Teradyne, Inc., which was acquired by Amphenol in 2005. He does not serve on the board of directors of any public company. Mr. Schneider has been an employee of the Company or businesses acquired by the Company for approximately 26 years.

Name and Age	Principal Occupation and Other Information
John Treanor Age 56

Vice President and Group General Manager, Automotive and Sensor Products division of the Company since January 2014. Mr. Treanor was vice president and group general manager, automotive products division of the Company from 2013 to 2014 and group general manager automotive products division from 2008 to 2012. He was an executive vice president with a Yazaki Corporation European business unit from 2002 through 2008. He does not serve on the board of directors of any public company. Mr. Treanor has been an employee of the Company for approximately five years.

Luc Walter Age 55

Senior Vice President and Group General Manager, International Military, Aerospace and Industrial Operations division of the Company since 2004. He was director, European military & aerospace operations from 2000 through 2003. He does not serve on the board of directors of any public company. Mr. Walter has been an employee of the Company or its subsidiaries for approximately 30 years.

Edward C. Wetmore Age 57

Vice President of the Company since 2004 and Secretary and General Counsel of the Company since 1987. He does not serve on the board of directors of any public company. Mr. Wetmore has been an employee of the Company for approximately 27 years.

Di Yang Age 46

Vice President and Group General Manager, Mobile Consumer Products division of the Company since January 2013. Mr. Yang was group general manager, mobile consumer products division from 2011 to 2012, and operations manager and then general manager of Shanghai Amphenol Airwave from 2004 through 2012. He does not serve on the board of directors of any public company. Mr. Yang has been an employee of the Company for approximately 10 years.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has undertaken a review of its charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements promulgated by the Securities and Exchange Commission and the NYSE. Following that review, the Audit Committee confirmed its Charter and its policies and practices. The Audit Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" and then "Audit Committee Charter". In addition, a printed copy of the most current Audit Committee Charter will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        The Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2013 with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's quarterly and annual financial statements and for the Company's public reporting process, and with Deloitte & Touche LLP, the Company's independent accountants for 2013, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles and its own assessment of the Company's internal control over financial reporting.

  2.
  The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by professional auditing standards including, without limitation, those matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in rule 3200T.

  3.
  The Audit Committee has received the letter and written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm's independence. The Audit Committee has also determined that Deloitte & Touche LLP's provision of audit and non-audit services to the Company is compatible with that firm's independence.

  4.
  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board and the Company that the audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee has also selected Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2014.

Audit Committee Edward G. Jepsen, Chairman Ronald P. Badie Stanley L. Clark Dean H. Secord

AUDIT AND NON-AUDIT FEES

        Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), for services rendered in 2013 and 2012 were as follows:

Type of Fees	2013	2012
	($ in thousands)
Audit Fees	$4,147	$4,143
Audit-Related Fees(1)	195	0
Tax Fees(2)	42	65
All Other Fees(3)	102	63

Total	$4,486	$4,271

(1)
"Audit-Related Fees" in 2013 primarily consisted of acquisition-related assistance.

(2)
"Tax Fees" are fees for tax compliance, tax advice and tax planning primarily related to certain international tax matters.

(3)
"All Other Fees" are fees for any services not included in the first three categories and primarily reflect fees related to the Company's 2013 and 2012 bond offering and Form S-8 filing related to The 2012 Restricted Stock Plan for Directors of Amphenol Corporation. Deloitte did not perform any work or receive any fees for financial systems design and implementation for the Company in 2013 or 2012.

PRE-APPROVAL OF AUDITOR SERVICES

        The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit, audit-related, tax and other non-audit services by the Company's independent accountants. Under these procedures, the Audit Committee must pre-approve the use of the independent accountants for specific types of services, including merger and acquisition due diligence and audit services, tax services, internal control reviews and reviews of employee benefit plans. Engagement for permitted services where the estimated cost of such services is not expected to exceed $25,000 on a project-by-project basis are reported to the Audit Committee on no less frequently than a quarterly basis. Any permitted services by Deloitte where the estimated cost of such services is expected to exceed $25,000 for any given project must be pre-approved by the Audit Committee to ensure compatibility with maintaining the accountants' independence. In 2013, all fees for permitted services, including audit-related fees, were pre-approved in accordance with these policies.

        The Audit Committee has also reviewed and confirmed Company policies and procedures imposing restrictions on the hiring of certain individuals employed by or formerly employed by the Company's independent accountants including any employee or former employee of the Company's independent accountants who currently has or who has previously had any responsibility for the performance of any audit work for the Company or any involvement with the certification of the Company's financial statements.

 PROPOSAL 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent accountants to examine the financial statements of the Company for the current fiscal year. Deloitte & Touche LLP has acted as independent accountants for the Company since 1997, and the Audit Committee and management believe it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives are expected to have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        If the selection of Deloitte & Touche LLP is not ratified by an affirmative vote of a majority of the shares, present in person or represented by proxy at the Annual Meeting, the Audit Committee will review its future selection of independent accountants in light of that result.

        The Board is asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting:

        RESOLVED, that the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as independent public accountants for the Company for the year 2014 is hereby RATIFIED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION FOR RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

COMPENSATION DISCUSSION & ANALYSIS

        Overview of Compensation.     The Compensation Committee of the Board (referred to in this Compensation Discussion & Analysis as the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy and guidelines. A primary goal of the compensation philosophy and these guidelines is to align the interests of management with the stockholders to drive stockholder value through performance. In allocating the Company's resources towards compensation, the Committee strives to ensure that the total compensation paid to executive officers and key management employees is judicious and reasonable, while, at the same time, capable of attracting, motivating and retaining the executive officers and key management employees of the Company. The Committee endeavors to keep the structure of the Company's compensation programs simple, transparent and broad-based. The Company's core management compensation programs include base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards, insurance benefits and retirement benefits.

        Throughout this 2014 Proxy Statement, the individuals who served as the Company's Chief Executive Officer and as the Company's Chief Financial Officer during the 2013 fiscal year, as well as the three other individuals included in the Summary Compensation Table on page 36 are referred to as the "named executive officers". References to "executive officers and key management employees" in this Proxy Statement relate to the approximately 490 management personnel of the Company, including the named executive officers, who currently participate in the Company's core management compensation programs, including the named executive officers.

        The Company has concluded that its compensation policies and programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        Say on Pay.     At the 2013 Annual Meeting, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for the 2013 Annual Meeting of Stockholders. The proposal received overwhelming support with more than 96% of the shares voted being cast in favor of the proposal. The Board appreciates this show of support, which reaffirms to the Board that the Company's current management compensation policies and programs work to support our stockholders' objectives. The Company believes the philosophy and objectives of its management compensation program, as well as the implementation of the elements of the compensation program, are appropriately geared towards aligning the interests of management with the stockholders to drive stockholder value. No changes were made to the structure of the Company's core management compensation programs in 2013.

        The Compensation Committee.     The Committee is currently composed of four independent directors. The activities and actions of the Committee are subject to the review of the full Board. All actions of the Committee are reported no later than the next subsequent meeting of the full Board following any Committee action.

        The Committee has responsibility, from time to time, but at least annually, to:

  •
  Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

  •
  Review and approve the goals and the performance of the Company's Chief Executive Officer and approve, as deemed necessary and appropriate, any changes in the level of his base salary, performance-based incentive plan target, performance-based incentive plan payments and/or option awards.

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to the performance-based incentive plan pool, performance-based incentive plan allocations, the stock option pool, the allocation of stock option awards and other related matters for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries.

  •
  Approve specific adjustments to individual base salary and incentive plan targets and allocations for all executives reporting directly to the Chief Executive Officer and the other top 20 paid executives of the Company based on annual base salary for employees of the Company and its subsidiaries.

  •
  Review and recommend changes, as necessary and appropriate, to the Company's performance-based incentive plans as described beginning on page 26 and to the Company's stock option plans as described on pages 29 and 39 to 43.

        Role of Compensation Consultant in Compensation Decisions.     Neither the Committee nor management engaged a compensation consultant in 2013.

        Role of Executive Officers in Compensation Decisions.     In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers and key management employees and prospective senior management employees, the Committee considers the recommendations of certain executive officers of the Company. Mr. Norwitt is particularly involved. Mr. Norwitt and certain executive officers of the Company review the performance and compensation of the executive officers and key management employees at least annually and any prospective senior management employees as necessary. As part of this process general compensation surveys are considered. These surveys are generally comprised of widely available information which is generally accessible for purchase or provided without charge to the Company in exchange for participation in the survey. The Company's human resources department, including the Vice President, Human Resources, provides data, information and feedback based on its general knowledge of compensation inside and outside of the Company. The accounting department and legal department, including the executive officers in those departments, also compile and analyze data and share this with Mr. Norwitt. The conclusions reached and recommendations of certain executive officers, including Mr. Norwitt, regarding any salary adjustments, annual performance-based incentive plan payments and annual option award amounts based on individual and operating unit performance, are presented to the Committee. The Committee exercises its discretion in modifying and approving any recommendations regarding compensation for any executive officer or key management employee or any prospective senior management employee. The Committee's compensation actions are then submitted to the full Board for ratification and approval. Mr. Norwitt consults with the Committee on essentially all compensation matters but does not participate in the final determination of his own compensation.

        Mr. Norwitt does not vote on any compensation matters considered by the Committee. However, he is available to the Committee as an additional resource to respond to questions and discuss individual and operating unit performance, as well as related compensation matters. The Committee also meets informally from time to time and in executive session following each meeting to discuss compensation matters without Company employees present.

        Philosophy and Objectives of Compensation Program.     The Committee continues to strive to develop, refine and implement a complete and straightforward compensation program that helps to attract, motivate and retain the executive officers and key management employees, and that remains competitive with comparable companies. The program is designed to promote decision making geared to increasing stockholder value by rewarding executive officers and key management employees who contribute to stockholder value. The Committee believes that to further these objectives, executive compensation packages should include both cash and equity-based compensation as well as reasonable benefits.

        Elements of Compensation Program.     The Committee endeavors to provide an appropriate mix of different elements of compensation, including finding a balance among (i) fixed versus at-risk compensation, (ii) current versus long-term compensation, (iii) cash versus equity-based compensation and

(iv) basic benefits. Cash payments primarily reward recent performance and equity-based awards encourage key management employees, including the named executive officers, to continue to deliver results over a longer period of time and serve as a retention tool. The Committee generally strives to provide equity-based compensation at a level sufficient to drive an appropriate amount of focus on the long-term performance of the Company. The compensation program for all executive officers and key management employees, including the named executive officers, includes the following elements:

  •
  Base Salary

  •
  Performance-Based Incentive Plans

  •
  Stock Option Plans

  •
  Insurance Benefits

  •
  Retirement Benefits

        Base Salary.     The Company establishes base salary to provide fixed income at approximately the median level for executives of comparable companies with similar responsibilities. Several elements are considered in setting base salary, including the size, scope and complexity of the executive officer's or key management employee's responsibilities. Position and economic and market conditions are also considered, particularly with respect to retention. Base salary must be reasonable, fair and competitive. The Committee also considers the historical, current and forecasted performance of the Company and individual operating units, and the contributions or expected contributions of each executive officer or key management employee to those results when considering proposed adjustments to base salary. Salary levels for all executive officers and key management employees are reviewed and typically adjusted annually. Salary levels are also typically reviewed and may be adjusted in connection with a change in job responsibilities.

        Performance-Based Incentive Plans.     Executive officers and key management employees, including the named executive officers (with the exception of key sales and marketing employees who typically have their own sales incentive or commission plans and from time-to-time certain key employees of newly acquired companies who had or have their own incentive plans), were eligible to receive payments pursuant to The 2013 Management Incentive Plan (the "2013 Management Incentive Plan"). The 2013 Management Incentive Plan is an executive bonus plan designed to fall within the parameters of The 2009 Amphenol Executive Incentive Plan (the "2009 Executive Incentive Plan") approved by the stockholders at the 2009 Annual Meeting of Stockholders. The Committee has reviewed and approved the 2014 Management Incentive Plan (the "2014 Management Incentive Plan") with terms that are substantially the same as the 2013 Management Incentive Plan. In January 2014, the Board authorized and approved The 2014 Amphenol Executive Incentive Plan (the "2014 Executive Incentive Plan"), which is being submitted to the stockholders for approval at the 2014 Annual Meeting of Stockholders. Its terms are substantially the same as the 2009 Executive Incentive Plan. The 2014 Management Incentive Plan, is designed to also be an executive incentive plan that falls within the parameters of the 2014 Executive Incentive Plan. The 2014 Management Incentive Plan, the 2013 Management Incentive Plan, the 2009 Executive Incentive Plan and, if approved by the stockholders at the 2014 Annual Meeting of Stockholders, the 2014 Executive Incentive Plan, are collectively hereinafter referred to as the "incentive plan". Target payments under the incentive plan when added to fixed base salary are intended to generate total annual cash compensation for participating Company employees that the Company believes is reasonable, fair and competitive with annual cash compensation paid to similarly situated employees in comparable positions with comparable performance.

        Incentive plan payments, when made, have historically totaled less than 2% of the annual consolidated operating income for the Company. There were approximately 310 participants in the 2013 Management Incentive Plan. Approximately 250 participants were paid approximately $9.0 million representing approximately 1.0% of the Company's consolidated operating income for 2013. Approximately 60 participants received no incentive plan payment for 2013 performance. There are currently approximately 320 participants in the 2014 Management Incentive Plan who, at achievement of 100% of 2014 performance targets and goals, would be paid an aggregate of approximately $12.4 million.

        Payments under the incentive plan, if any, are intended to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee has the authority to change performance targets each year and to select among different performance criteria.

        The incentive plan provides participants with a cash bonus opportunity if certain individual, operating unit and/or Company goals are achieved. An "operating unit" in the discussion below refers to the group or business unit for which the employee has management responsibility or to which he or she is assigned. For executive officers and key management employees with global headquarters roles (i.e., Company-wide responsibilities), the Company is considered the relevant operating unit. For the other named executive officers, Messrs. Anderson, Schneider and Walter, the group over which each serves as Group General Manager is considered the relevant operating unit.

        The incentive plan is intended to reward participants upon the achievement of the goals for their respective operating units, with discretion for qualitative individual, operating unit and Company performance factors. No annual incentive payments will be made if a threshold performance level is not achieved, absent the occurrence of extenuating circumstances that, in the discretion of the Committee, merit an exception to the threshold performance requirement. As a general rule, the threshold performance requirement for consideration of any incentive plan payment for employees with Company-wide responsibilities is year-over-year growth in Company EPS and for other employees is year-over-year growth in the operating income of their respective operating units.

        Incentive plan payment amounts are calculated by multiplying three factors together: (i) a participant's annual base salary, (ii) a participant's incentive plan target percentage and (iii) a participant's incentive plan multiplier.

        Incentive plan target percentages for each participant are established at the beginning of each year, occasionally subject to adjustment mid-year. Incentive plan target percentages for all participants in the 2013 Incentive Plan ranged from 5% to 100% of annual base salary. The incentive plan target percentages for the named executive officers for 2013 ranged from 60% to 100% of annual base salary. Incentive plan target percentages for two named executive officers were increased at the beginning of 2014 such that incentive plan target percentages for all named executive officers for 2014 range from 60% to 110%.

        The incentive plan multiplier is determined for each participant after the end of each year by analyzing a number of quantitative factors, subject to qualitative adjustment, as discussed in more detail below. The maximum incentive plan multiplier any recipient may be awarded is 200%. The incentive plan does not guarantee any minimum incentive plan multiplier to any participant. For 2013, participants received incentive plan multipliers ranging from 0% to 200%.

        A participant's incentive plan multiplier is based primarily on Company or operating unit performance against quantitative measures established at the beginning of each year. In addition, consideration is given, when appropriate, to certain qualitative factors to pass the test of reasonableness and consistency. The quantitative portion of the incentive plan multiplier is contingent upon the Company's achievement and/or each operating unit's achievement of performance targets and/or goals. These targets and/or goals may vary from year to year and include revenue growth, operating income growth, operating cash flow, return on investment, return on sales, organic growth and/or contribution to EPS growth. Actual performance against these criteria is measured against both year-over-year growth and/or the current year target.

        The Company continues to believe that the key drivers to generating stockholder value are revenue growth, operating income growth and EPS growth. In 2013 the quantitative performance criteria for

(i) participants with Company-wide responsibilities was primarily based on Company revenue and EPS growth in 2013 over 2012 and (ii) other participants was primarily based on operating unit revenue and income growth in 2013 over 2012. Revenue growth and operating income growth are calculated in local currency. In 2013, the quantitative analysis of the incentive plan multiplier with respect to all participants in the plan was calculated by considering various data and information relating to the operating unit for which the participant has responsibility or to which the participant is assigned.

        The specific targets to be achieved by Mr. Norwitt and Ms. Reardon to attain a 100% quantitative portion of the incentive plan multiplier under the incentive plan in 2013 were (i) Company revenue growth of at least 8%, and (ii) Company EPS growth of at least 14%. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2013 would have required Company revenue growth and Company EPS growth of at least three times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, Company EPS growth is given two times the weighting of Company revenue growth. The specific targets to be achieved by Messrs. Anderson, Schneider and Walter to attain a 100% incentive plan multiplier under the 2013 incentive plan were (i) operating unit revenue growth of at least 8% and (ii) operating unit operating income growth of at least 14%. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2013 required operating unit revenue growth and operating unit operating income growth of at least three times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, operating unit operating income growth is given twice the weighting of operating unit revenue growth. If there is no operating income growth or EPS growth, as applicable, the impact to the incentive plan multiplier is at the discretion of the Committee, but generally has resulted in an incentive plan multiplier of 0%. For purposes of making all calculations for incentive plan purposes using these ranges, operating unit operating income is adjusted for other expenses recorded below operating income and for certain amortization expense.

        Once the quantitative portion of the incentive plan multiplier is established, management and/or the Committee, as applicable, consider various qualitative factors and may adjust the incentive plan multiplier accordingly. The qualitative analysis is designed to ensure that a participant is rewarded for operating unit performance and individual performance, but also to provide a means to ensure the awards are fair and meet the other goals of the Committee in determining executive compensation. The qualitative portion of the incentive plan allows for adjustment to the multiple for the following factors: achievement of budgeted targets, whether operating margins of the operating unit are above or below the average of the Company, balance sheet management including cash flow, new market/new product positioning, operating unit and group contribution to total Company performance, an individual's efforts to ensure collaboration within the Company, an individual's achievement of performance targets and/or goals, other specific individual objectives impacting Company performance, cost reductions and productivity improvement or if unusual and unanticipated market conditions materially impact the Company's or an operating unit's growth and/or performance, industry performance, acquisition activity and other special situations (e.g. the participant is new in a position). The Committee may also adjust the multiple of any or all participants in consideration of (i) whether the payout to all MIP participants as a percentage of Company operating income falls within the historical parameters discussed above, (ii) how the current year incentive plan multiplier compares with the prior year, (iii) reasonableness and consistency, and (iv) internal pay equity. In 2013, the aggregated qualitative adjustment with respect to all participants in the incentive plan was an increase of approximately 6.1% of the total amount calculated pursuant to the quantitative measures. However, no qualitative adjustment was made for either Mr. Norwitt or Ms. Reardon.

        In 2014 the quantitative performance criteria for (i) participants with Company-wide responsibilities, including Mr. Norwitt and Ms. Reardon, will be primarily based on Company revenue and EPS growth in 2014 over 2013 and (ii) other participants will be primarily based on operating unit revenue and income growth in 2014 over 2013 and actual performance in 2014 as compared to 2014 budget.

         Stock Option Plans.     The Committee believes that granting stock options helps create competitive levels of compensation and provides an opportunity for increased equity ownership by executive officers and key management employees (including the named executive officers). Granting stock options also serves to maintain the alignment of the interests of the Company's executive officers and key management employees with its stockholders and allows executive officers and key management employees to participate in the long-term growth and profitability of the Company. All currently outstanding employee stock options have a five-year vesting period, with 20% vesting each year. The Committee believes this extended vesting schedule helps retain executive officers and key management employees and encourages them to make decisions geared towards long-term growth. Assuming the minimum service requirements have been satisfied, vesting is immediately accelerated upon death, or under certain circumstances, disability (as defined in the plans). The Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations. The potential for continued vesting incentivizes the executives to look after the long-term health of the Company. The total expense for options granted each year is typically in the range of 3% to 5% of the Company's annual budgeted consolidated operating income for such year.

        The Committee has authorized the Company to issue stock options to executive officers, key management employees and other key employees pursuant to approved stock options plans. In determining the number of options to be granted to an individual employee, a value is imputed for each option, with reference to the Company's then current stock price and the estimated Black-Scholes valuation for option grants. The Committee also considers information regarding the total amount of options available, an individual's base salary, the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals.

        Employee stock options are granted at fair market value at the time of the award, i.e., the closing price of the Company's Common Stock on the New York Stock Exchange on the date of the grant. The Committee has historically made annual awards of stock options in the second quarter of each year. Newly hired or promoted executive officers or key management employees have on occasion received an award of stock options at the date of appointment. The Committee has never approved the grant of any stock options with an exercise price that is less than the closing price of the Company's Common Stock on the grant date.

        All stock option recipients must enter into a Stock Option Agreement and a Management Stockholder's Agreement with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to options granted.

        Insurance Benefits.     Each executive officer and key management employee (including the named executive officers) are offered the same health and life insurance benefits as other employees working at the same location. The Company also makes a contribution to group term life insurance on behalf of substantially all U.S.-based salaried employees (including the named executive officers) on the same terms and conditions as similarly situated U.S. based salaried employees for which the Company is required to impute compensation for amounts in excess of $50,000 net of employee payments, see table of "All Other Compensation" under footnote (4) on page 37. Key management employees outside of the U.S. participate in the same insurance programs on the same terms and conditions as similarly situated salaried employees.

        Retirement Benefits.     U.S.-based salaried employees (including the named executive officers) may participate in the Company's Pension Plan, Supplemental Employee Retirement Plan (the "SERP"), a non-qualified supplemental defined contribution program (the "DC SERP") and in the Company's 401(k) programs on the same terms and conditions as similarly situated U.S.-based salaried employees. For more information on the Pension Plan, the SERP, the DC SERP and 401(k) programs, and each named executive officer's participation, see "Pensions and Deferred Compensation" beginning on page 44 As certain of the retirement programs are unfunded, i.e. the SERP and the DC SERP, the Company's executives are incentivized to look after the long-term health of the Company. Key management employees outside of the U.S. participate in the same retirement programs on the same terms and conditions as similarly situated salaried employees.

  Perquisites

        Mr. Norwitt was provided with car and driver services in 2013. He continues to receive car and driver services in 2014.

Compensation of Named Executive Officers

        Company Performance —When reviewing compensation, the Committee reviewed the Company's 2013 financial results. The Company's 2013 financial results have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), and reported in the consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K. In addition to reviewing relevant GAAP financial measures, the Committee considered non-GAAP measures which it believes are also relevant in gauging year-over-year performance. Thus, adjusted operating income, adjusted diluted EPS and adjusted operating margins were considered by the Committee and are presented in this Proxy Statement as non-GAAP financial measures.1 In 2013, Company revenue, adjusted operating income and adjusted diluted EPS increased by 8%, 9% and 11% respectively, over 2012 levels. The Company was able to achieve adjusted operating margins of 19.6%.

        Pay Mix —Compensation programs for the named executive officers emphasize at-risk, performance-based elements geared to encourage management to generate stockholder value. Fixed compensation elements, such as base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment.

        For the Company's Chief Executive Officer, fixed compensation elements including salary, change in pension value and "all other compensation" comprised approximately 16% of his total 2013 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 84% of his total 2013 compensation. These at-risk elements include stock options granted at market price which only

        (1) Explanation of Non-GAAP Financial Measures—Adjusted Operating Income, Adjusted Diluted EPS and Adjusted Operating Margins.    Adjusted 2013 operating income, adjusted diluted EPS and adjusted operating margins exclude (a) a charge for acquisition-related transaction expenses of $6.0 million ($4.6 million after tax), or $.02 per share, relating to 2013 acquisitions, (b) $3.6 million, or $.02 per share, income tax benefit due primarily to the favorable completion of prior year audits and (c) an income tax benefit of $11.3 million, or $0.07 per share, resulting from the delay, by the U.S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income. Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012. Under U.S. GAAP, the benefit to the Company of $11.3 million, or $0.07 per share, relating to the 2012 tax year was recorded as a benefit in the first quarter of 2013 at the date of reinstatement (see Item 6—Selected Financial Data to the Company's 2013 Annual Report on Form 10-K). Adjusted 2012 operating income, adjusted diluted EPS and adjusted operating margins exclude (a) a charge for acquisition-related transaction costs of $2.0 million ($2.0 million after tax), or $.01 per share, relating to 2012 acquisitions, and (b) income tax costs of $11.3 million, or $.07 per share, relating to a delay, by the U.S. government in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income. Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012 (see Item 6—Selected Financial Data to the Company's 2012 Annual Report on Form 10-K).

increase in value if the Company's share price increases after the grant date. The value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 36—it should be noted that options granted will only have value to the extent the price of Amphenol stock on the date of exercise exceeds the stock price on the grant date. The other at-risk compensation is incentive-plan compensation which historically has required year-over-year EPS growth before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate stockholder value, and rewards the Chief Executive Officer when Company revenues and EPS grow. For the Company's other named executive officers as a group, fixed compensation elements comprised approximately 26% of total 2013 compensation while at-risk compensation comprised approximately 74% of total 2013 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, retirement benefits and "all other compensation", while the at-risk items include stock options and incentive plan compensation linked to goals that encourage growth in revenue, operating income and/or EPS.

        CEO Compensation —Mr. Norwitt's annual base salary at the beginning of 2014 was increased by approximately 4% from $965,000 to $1,000,000. Mr. Norwitt's incentive plan target percentage pursuant to the 2014 Management Incentive Plan was increased from 100% to 110%. In its deliberations about whether and how to adjust these two elements of Mr. Norwitt's 2013 compensation, the Compensation Committee considered the Company's revenue, operating income, headcount, number of facilities and the increasing complexity of the Company's business. During Mr. Norwitt's seven-year tenure as President and more recent tenure as Chief Executive Officer, the Company's annual revenues increased by 87%, annual operating income increased by 111%, total employees increased by 74% and the number of operating locations increased by 67%. The Compensation Committee also considered the annual base salary paid to chief executive officers of similarly-sized companies in the electronics manufacturing industry. The Committee determined that it was appropriate to increase Mr. Norwitt's annual base salary by approximately 4%, while continuing to emphasize performance-based compensation by increasing Mr. Norwitt's incentive plan target percentage from 100% to 110% for 2014. His actual potential 2014 Management Incentive Plan payment could therefore range from 0% to 220% of his base salary in 2014 based on 2014 results.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Norwitt is the product of his 2013 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier. In 2013, the Company achieved revenue growth of 8% and adjusted diluted EPS growth of 11%.

        Based on calculations made using the ranges provided above, the quantitative portion of Mr. Norwitt's incentive plan multiplier in 2013 was calculated to be 90%. His incentive plan payment pursuant to the 2013 Management Incentive Plan was $868,500, representing a product of his 2013 base salary of $965,000 multiplied by his incentive plan target percentage of 100%, multiplied by his incentive plan multiplier of 90%. This was 90% of his 2013 base salary as compared to a maximum possible payout under the 2013 Management Incentive Plan of 200% of his 2013 base salary.

        In May 2013, Mr. Norwitt was awarded 280,000 options pursuant to the 2009 Option Plan with an exercise price of $78.00. The option award reflects the Board's confidence in his leadership. The award is also designed to further align Mr. Norwitt's interest with the Company's stockholders to generate long-term stockholder value.

        In 2013, Mr. Norwitt was provided with car and driver services. These services allow him to work more efficiently and facilitate his ability to communicate with the Company's global organization. The Company incurred expenses associated with this car and driver were $20,731. The imputed value of compensation for group term life insurance provided to Mr. Norwitt in 2013 in excess of $50,000, net of employee payments, was $2,256. The Company continues to provide Mr. Norwitt with car and driver services and to contribute to his group term life insurance in 2014.

        Mr. Norwitt continues to participate in the pension plan, but his benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 44. Notwithstanding that Mr. Norwitt's pension plan benefits have been frozen, there was a change in his pension value because of changes in actuarial assumptions in 2013 as compared to 2012. In 2013, Mr. Norwitt received a 401(k) match of $12,750 and the Company made contributions to a non-qualified supplemental defined contribution plan (the "DC SERP") on behalf of Mr. Norwitt in 2013 of $86,650. Mr. Norwitt continues to participate in the 401(k) Plan and the DC SERP in 2014.

        Other Named Executive Officer's Compensation.     For each of the other named executive officers, in determining incentive plan payments and stock option awards for 2013, and base salary and incentive plan multiplier adjustments for 2014, the Committee considered each executive's performance against individual goals and objectives. In the case of Ms. Reardon, the Committee evaluated the overall performance of the Company and her contributions to that performance. In the case of Messrs. Anderson, Schneider and Walter, the Committee evaluated their contributions to the performance and results of the operating unit over which each serves as Group General Manager.

        Ms. Reardon.     As Chief Financial Officer, Ms. Reardon is the Company's principal financial officer. In January 2014, Ms. Reardon's annual base salary was increased by approximately 3% from $630,000 to $650,000, in line with the average inflationary increase generally given to other salaried employees of the Company in the United States.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Ms. Reardon is the product of her 2013 base compensation, multiplied by her incentive plan target percentage and her incentive plan multiplier. In 2013, the Company achieved revenue growth of 8% and adjusted diluted EPS growth of 11%.

        Based on calculations made using the ranges provided above, the quantitative portion of Ms. Reardon's incentive plan multiplier in 2013 was calculated to be 90%. Her incentive plan payment pursuant to the 2013 Management Incentive Plan was $368,550, representing a product of her 2013 base salary of $630,000 multiplied by her incentive plan target percentage of 65%, multiplied by her incentive plan multiplier of 90%. This was 58.5% of her 2013 base salary as compared to a maximum possible payout under the 2013 Management Incentive Plan of 130% of her 2013 base salary.

        Ms. Reardon's incentive plan target percentage pursuant to the 2014 Management Incentive Plan was increased from 65% to 70% of her base annual salary in 2014. Her actual potential 2014 Management Incentive Plan payment could therefore range from 0% to 140% of her base annual salary in 2014 based on 2014 results.

        In May 2013, Ms. Reardon was awarded 110,000 options pursuant to the 2009 Option Plan with an exercise price of $78.00.

        The imputed value of compensation for group term life insurance provided to Ms. Reardon in 2013 in excess of $50,000, net of employee payments was $3,340. In 2014, the Company continues to contribute to Ms. Reardon's group term life insurance. Ms. Reardon continues to participate in the pension plan, but her benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 44. In 2013, Ms. Reardon received a 401(k) match of $12,750 and the Company made contributions to the DC SERP on behalf of Ms. Reardon in 2013 of $40,557. She also continues to participate in the 401(k) plan and the DC SERP in 2014.

         Mr. Anderson.     In January 2014, Mr. Anderson's annual base salary was increased by approximately 3% from $486,000 to $501,000, in line with the average inflationary increase generally given to other salaried employees of the Company in the United States.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Anderson is the product of his 2013 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 50%. His incentive plan payment pursuant to the 2013 Management Incentive Plan was $145,800, representing the product of his 2013 base salary of $486,000 multiplied by his incentive plan target percentage of 60%, multiplied by his incentive plan multiplier of 50%. This was 30% of his 2013 base salary as compared to a maximum possible payout under the 2013 Management Incentive Plan of 120% of his 2013 base salary.

        Mr. Anderson's incentive plan target percentage pursuant to the 2014 Management Incentive Plan remains at 60% of his base annual salary for 2014. His actual potential 2014 Management Incentive Plan payment could therefore range from 0% to 120% of his base annual salary in 2014 based on 2014 results. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Anderson's operating unit.

        In May 2013, Mr. Anderson was awarded 65,000 options pursuant to the 2009 Option Plan with an exercise price of $78.00.

        The imputed value of compensation for group term life insurance provided to Mr. Anderson in 2013 in excess of $50,000, net of employee payments was $7,292. The Company continues to contribute to Mr. Anderson's group term life insurance in 2014. Mr. Anderson continues to participate in the pension plan described in the Pension Plan Background commencing on page 44. The increase in pension value in 2013 for Mr. Anderson was $93,500.

        Mr. Schneider.     In January 2014, Mr. Schneider's annual base salary was increased by approximately 3% from $461,000 to $475,000, in line with the average inflationary increase generally given to other salaried employees of the Company in the United States.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Schneider is the product of his 2013 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 135%. His incentive plan payment pursuant to the 2013 Management Incentive Plan was $373,410, representing the product of his 2013 base salary of $461,000 multiplied by his incentive plan target percentage of 60%, multiplied by his incentive plan multiplier of 135%. This was 81% of his 2013 base salary as compared to a maximum possible payout under the 2013 Management Incentive Plan of 120% of his 2013 base salary.

        Mr. Schneider's incentive plan target percentage pursuant to the 2014 Management Incentive Plan remains at 60% of his base annual salary in 2014. His actual potential 2014 Management Incentive Plan payment could therefore range from 0% to 120% of his base annual salary in 2014 based on 2014 results. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Schneider's operating unit.

        In May 2013, Mr. Schneider was awarded 65,000 options pursuant to the 2009 Option Plan with an exercise price of $78.00.

        The imputed value of compensation for group term life insurance provided to Mr. Schneider in 2013 in excess of $50,000, net of employee payments was $4,500. The Company continues to contribute to Mr. Schneider's group term life insurance in 2014. In 2013, Mr. Schneider received a 401(k) match of $12,750 and is eligible and permitted to defer up to 5% of his estimated compensation in excess of the Internal Revenue Code Section 401(a)(17) limit to his DC SERP account without a Company contribution. He continues to participate in the 401(k) plan in 2014. Mr. Schneider does not participate in a Company pension plan.

        Mr. Walter.     In January 2014, Mr. Walter's annual base salary was increased by approximately 3%, subject to certain foreign exchange currency adjustments, from $495,133 to $510,185.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Walter is the product of his 2013 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 50%. His incentive plan payment pursuant to the 2013 Management Incentive Plan was $150,656, representing the product of his 2013 base salary of $495,133 multiplied by his incentive plan target percentage of 60%, multiplied by his incentive plan multiplier of 50%, subject to certain foreign exchange currency adjustments and qualitative adjustments. This was 30% of his 2013 base salary, as compared to a maximum possible payout under the 2013 Management Incentive Plan of 120% of his 2013 base salary.

        Mr. Walter's incentive plan target percentage pursuant to the 2014 Management Incentive Plan remains at 60% of his base annual salary in 2014. His actual potential 2014 Management Incentive Plan payment could therefore range from 0% to 120% of his base annual salary in 2014 based on 2014 results. This increase in variable, at-risk compensation is designed to further incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Walter's operating unit.

        In May 2013, Mr. Walter was awarded 65,000 options pursuant to the 2009 Option Plan with an exercise price of $78.00.

        The imputed value of compensation for group term life insurance provided to Mr. Walter in 2013 in excess of $50,000, net of employee benefits was $4,159. In 2014, the Company continues to contribute to Mr. Walter's group term life insurance. Mr. Walter continues to participate in the pension plan but his benefits under such plan have been frozen as described in the Pension Plan Background commencing on page 44. In 2013, Mr. Walter received a 401(k) match of $12,750 and the Company made contributions to the DC SERP on behalf of Mr. Walter in 2013 of $14,356. Mr. Walter continues to participate in the 401(k) plan and the DC SERP in 2014.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee consists of four directors who are independent directors as defined under the NYSE Listing Standards and the Company's Governance Principles. The Compensation Committee has undertaken a review of its Charter, practices and procedures. A copy of the current Compensation Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" and then "Compensation Committee Charter".

        The Compensation Committee reports that it has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Company's Board of Directors that the Compensation Discussion & Analysis be included in this 2014 Proxy Statement.

Compensation Committee John R. Lord, Chairman Stanley L. Clark David P. Falck Andrew E. Lietz

Compensation Committee Interlocks and Insider Participation

        During 2013, Messrs. Clark, Falck, Lietz and Lord served on the Compensation Committee. None of Messrs. Clark, Falck, Lietz or Lord is or formerly was an employee or officer of the Company. Mr. Norwitt is the only current officer or employee of the Company who served on the Board during 2013. Mr. Norwitt does not serve on the board of directors of any other company.

SUMMARY COMPENSATION TABLE

        The following table summarizes the total compensation provided by the Company to the named executive officers for 2011, 2012 and 2013. When setting total compensation for each of the named executive officers, the Compensation Committee considers tally sheet information including total current compensation, including equity and non-equity based compensation, for all executive officers of the Company, including the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)

R.A. Norwitt	2013	965,000	0		n/a	4,874,800	868,500	0	122,387	6,830,687
President & CEO	2012	930,000	0		n/a	4,270,200	1,023,000	16,600	107,321	6,347,121
	2011	900,000	0		n/a	4,156,550	765,000	14,500	116,308	5,952,358

D.G. Reardon	2013	630,000	0		n/a	1,915,100	368,550	0	56,647	2,970,297
Executive Vice President & CFO	2012	610,000	0		n/a	1,682,200	436,150	188,900	50,083	2,967,333
	2011	592,000	0		n/a	1,606,260	327,080	173,400	60,945	2,759,685

R.E. Schneider	2013	461,000	0		n/a	1,131,650	373,410	n/a	17,250	1,983,310
Senior Vice President	2012	447,000	0		n/a	983,440	110,663	n/a	16,855	1,557,928
	2011	430,000	0		n/a	958,120	0	n/a	14,481	1,402,601

G.A. Anderson	2013	486,000	0		n/a	1,131,650	145,800	93,500	7,292	1,864,242
Senior Vice President	2012	471,000	0		n/a	983,440	192,288	486,200	7,028	2,141,957
	2011	457,000	114,252	(5)	n/a	958,120	113,108	752,300	6,817	2,401,597

L. Walter	2013	495,133	0		n/a	1,131,650	150,656	0	31,265	1,808,704
Senior Vice President	2012	472,469	0		n/a	983,440	132,366	86,900	36,756	1,711,931
	2011	480,045	0		n/a	958,120	315,500	83,600	38,213	1,875,478

(1)
With respect to Mr. Norwitt, Ms. Reardon and Messrs. Anderson, Schneider and Walter, the amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in the fiscal years ended December 31, 2013, 2012 and 2011. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock-Based Compensation and Note 7—Equity; Stock-Based Compensation to the Company's 2013 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts in this column do not correspond to the actual value that may be recognized by the named executive officers when any such option awards are actually exercised.

(2)
The non-equity incentive plan compensation for 2013, 2012 and 2011 for all plan participants, including the named executive officers, was paid in January 2014, 2013 and 2012, respectively. See Performance-Based Incentive Plans on page 26.

(3)
In 2006, the Company amended its Pension Plan for Employees of Amphenol Corporation (the "Pension Plan") by freezing accruals effective December 31, 2006 for certain personnel below the age of 50 and/or with certain years of service with the Company. Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan (the "DC SERP") for those same individuals. Beginning in 2007, Mr. Norwitt, Ms. Reardon and Mr. Walter are no longer accruing any additional benefits under the Pension Plan. Notwithstanding that their pension benefits were frozen effective December 31, 2006, there was a change in pension values for Mr. Norwitt, Ms. Reardon and Mr. Walter of ($9,400), ($77,600), and ($24,900), respectively, because of changes in actuarial assumptions in 2013 as compared to 2012. The Company's discount rate reported in its most recent financial statements is used to calculate the value of retirement benefits. The discount rate is derived from a yield curve of high quality corporate bonds. From FYE 2012 to FYE 2013, interest rates on corporate bonds increased. As a result, the discount rate for 2013 (4.60%) is higher than that used for 2012 (3.75%). A higher discount rate produces a lower value of future retirement benefits than does a lower discount rate. The 0.85% increase in the discount rate more than offset the effect of each executive being one year closer to retirement age. This produced a negative change in value during 2013. Rather than report a negative number for 2013 in this column of the table for Mr. Norwitt, Ms. Reardon and Mr. Walter, a change of $0 is reported. Mr. Anderson continues to accrue additional benefits under the Pension Plan, with a change in pension value of $93,500 in 2013. For 2013, the change in pension value for Mr. Anderson was impacted positively because of an additional year of credited service, but which was substantially lower than 2012 primarily because of changes in actuarial assumptions, including a change in the discount rate used to value the actuarial liability. Mr. Anderson does not receive an employer contribution under the Amphenol 401(k)

  Plan nor does he participate in the DC SERP. The decrease in pension value for each of Mr. Norwitt, Ms. Reardon and Mr. Walter and the increase in pension value for Mr. Anderson represents the decrease/increase in the actuarial present value of their respective benefits under the Pension Plan using the interest rate and mortality assumptions consistent with those used in Note 9—Benefit Plans and Other Postretirement Benefits to the financial statements included in the Company's 2013 Annual Report on Form 10-K. Employer contributions to the 401(k) Plan and DC SERP are included as compensation under the "All Other Compensation" column. Mr. Schneider does not participate in the Pension Plan, but does participate in the DC SERP on a voluntary employee contribution basis. Employer contributions to the 401(k) Plan are included as compensation under the "All Other Compensation" columns.

(4)
"All Other Compensation" consists of the following:

Name	Year	Imputed Compensation for Group Life Insurance in Excess of $50,000 Net of Employee Payments ($)	Car & Driver ($)	401(k) Company Contribution ($)	DC SERP Company Contribution ($)	Total ($)

R.A. Norwitt	2013	2,256	20,731	12,750	86,650	122,387
	2012	2,172	20,399	12,250	72,250	107,321
	2011	2,098	21,625	12,250	80,335	116,308

D.G. Reardon	2013	3,340	0	12,750	40,557	56,647
	2012	3,229	0	12,250	34,354	50,083
	2011	3,126	0	12,250	45,569	60,945

R.E. Schneider	2013	4,500	0	12,750	0	17,250
	2012	4,355	0	12,250	0	16,605
	2011	2,231	0	12,250	0	14,481

G.A. Anderson	2013	7,292	0	0	0	7,292
	2012	7,028	0	0	0	7,028
	2011	6,817	0	0	0	6,817

L. Walter	2013	4,159	0	12,750	14,356	31,265
	2012	2,153	0	12,250	22,103	36,756
	2011	2,084	0	12,250	23,879	38,213

(5)
Mr. Anderson was paid a special bonus of 25% of his base salary, or $114,252, in December 2011 in recognition of his efforts in leading the recovery of operations following the catastrophic flood which struck the Company's Sidney, New York military products factory in September 2011.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct certain compensation paid to the principal executive officer and the three next most highly compensated executive officers (excluding the Chief Financial Officer) in excess of $1 million per year. However, certain performance-based compensation is not subject to such limitation. The Company's 2014 Executive Incentive Plan compensation is performance-based and is designed and is intended to qualify for such performance-based deductibility exception. Other compensation elements are subject to the $1 million deduction limits. The 2014 Executive Incentive Plan is being submitted to the stockholders for approval at the 2014 Annual meeting (see Proposal 3 on page 38—Ratify and Approve The 2014 Amphenol Executive Incentive Plan).

 PROPOSAL 3. RATIFY AND APPROVE THE 2014 AMPHENOL EXECUTIVE INCENTIVE PLAN

        In January 2009, the Board authorized and approved The 2009 Amphenol Executive Incentive Plan (the "2009 Executive Incentive Plan"). The 2009 Executive Incentive Plan was intended to meet the requirements of Section 162(m) of the Internal Revenue Code so that the Company may take a full tax deduction for any payments made pursuant to the 2009 Executive Incentive Plan. The 2009 Executive Incentive Plan was approved by the stockholders at the 2009 Annual Meeting.

        In January 2014, the Board authorized and approved The 2014 Amphenol Executive Incentive Plan (the "2014 Executive Incentive Plan"). The 2014 Executive Incentive Plan is intended to continue to meet the requirements of Section 162(m) of the Internal Revenue Code and preserve continuing favorable tax deductions for payments which may be made under the 2014 Management Incentive Plan and future Management Incentive Plans (see caption Performance Based Incentive Plans on page 26. The Company's performance based incentive plans have been, and it is intended that such performance based incentive plans will continue to be, incentive bonus compensation plans that are established under and operated within the parameters of the Company's executive incentive plans as approved by stockholders from time to time. No incentive bonus payments beyond those described under the Company's 2014 Management Incentive Plan and similar management incentive plans that are expected to be adopted in the future are contemplated by the 2014 Executive Incentive Plan. The 2014 Executive Incentive Plan must be approved by stockholders at the 2014 Annual Meeting of Stockholders to satisfy a requirement of Section 162(m) of the Internal Revenue Code that such a plan be approved by stockholders at least every five years.

        The 2014 Executive Incentive Plan promotes the interests of the Company by aiding in the recruitment and retention of exceptional employees, providing incentives to its employees in consideration of their services to the Company and promoting the growth of the Company for its stockholders. A copy of the 2014 Executive Incentive Plan is attached as ANNEX A to this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
THE 2014 AMPHENOL EXECUTIVE INCENTIVE PLAN

        The Board intends, to the extent practicable, to preserve deductibility of compensation paid to the Company's named executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment. The Board does not believe, however, that it would be in the best interests of the Company or its stockholders to restrict the Compensation Committee's discretion and flexibility to design compensation plans and arrangements that may result in non-deductible compensation expenses.

 Employment Agreements

        In conjunction with accepting each stock option award, all option award recipients, including each of the named executive officers, becomes party to a management stockholder's agreement with the Company which contemplates, among other things, that a terminated employee may be paid, at the Company's discretion, fifty percent of base salary in the form of salary continuation following his/her termination for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.

        Pursuant to an employment letter agreement with the Company dated March 22, 1999, the Company has agreed that if Mr. Walter is terminated, the Company is obligated to pay him lump sum severance equal to 100% of the base compensation he received in the twelve-month period preceding his termination, provided that no severance payment will be made to Mr. Walter if he voluntarily terminates his employment or if he is terminated for cause.

        Except as set forth above, Mr. Norwitt, Ms. Reardon and Messrs. Anderson, Schneider and Walter are not parties to any employment agreements with the Company.

Stock Option Plans

        The employee stock option plan is administered by the Compensation Committee of the Board. The Compensation Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of Amphenol and its subsidiaries who will be eligible to receive options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award. While options remain outstanding under the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"), the only plan pursuant to which employees currently may be granted stock options is The 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2009 Option Plan"). The 2009 Option Plan was approved by stockholders at the 2009 Annual Meeting. The terms of the 2009 Option Plan and the terms of the 2000 Option Plan are substantially identical. See Stock Option Plans on page 29. These plans provide that only non-qualified options as defined in Section 422 of the Internal Revenue Code and purchase stock as defined in the option plans may be granted. No options can be granted at less than the fair market value of the Company's Common Stock on the date of the grant. The Company is not able to grant any restricted stock awards, stock appreciation rights, dividend equivalent rights, performance units, performance shares or any other stock-based grants other than non-qualified options and purchase stock under the option plans, and stockholder approval is required for any material amendments. Option awards vest in equal annual installments over a five-year period and have a ten-year term. In the event of a death or disability (as defined in the plans), assuming the minimum service requirements have been satisfied, a participant will immediately vest in all outstanding options. The Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations.

        A total of 2,742,150 options were granted under the 2009 Option Plan in May 2013 at an exercise price of $78.00 to 451 employees of the Company including the named executive officers. An aggregate of 45,850 options at exercise prices ranging from $75.35 to $85.05 were also granted under the 2009 Option Plan in July, August, September and December 2013.

        Of the 16,000,000 shares of Common Stock reserved for issuance pursuant to the 2009 Option Plan, 2,375,110 shares are available for future option grants as of April 1, 2014. The 2009 Option Plan limits the number of options that may be granted to any one participant to not more than 3,000,000 options. On April 1, 2014 the market value per share of Common Stock was $92.22 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape.) The exercise prices of the 11,363,650 options outstanding as of April 1, 2014 under the 2009 Option Plan range from $32.01 to $91.24. The exercise prices of the 1,576,650 options outstanding as of April 1, 2014 under the 2000 Option Plan range from $18.395 to $45.95.

Repricing of Options/Granting of SARs

        During the last fiscal year, the Company did not reprice any options nor did it grant any SARs. The Company's 2000 Option Plan and the 2009 Option Plan do not provide for the granting of SARs or any other stock-based grants.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2013

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #

R.A. Norwitt	1/23/13	0	965,000	1,930,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/23/13	n/a	n/a	n/a	n/a	n/a	n/a	n/a	280,000	78.00	4,874,800

D.G. Reardon	1/23/13	0	409,500	819,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/23/13	n/a	n/a	n/a	n/a	n/a	n/a	n/a	110,000	78.00	1,915,100

R.E. Schneider	1/23/13	0	276,600	553,200	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/23/13	n/a	n/a	n/a	n/a	n/a	n/a	n/a	65,000	78.00	1,131,650

G.A. Anderson	1/23/13	0	291,600	583,200	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/23/13	n/a	n/a	n/a	n/a	n/a	n/a	n/a	65,000	78.00	1,131,650

L. Walter	1/23/13	0	297,080	594,160	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/23/13	n/a	n/a	n/a	n/a	n/a	n/a	n/a	65,000	78.00	1,131,650

(1)
The amounts in the columns under the title Estimated Possible Payouts Under Non-Equity Incentive Plan Awards reflect the possible payouts under the Company's 2013 Management Incentive Plan. The 2013 Management Incentive Plan is a single-year plan with a single-year performance measure that became final and effective when approved by the Company's Board of Directors in January of 2013 and terminated December 31, 2013. This plan is described in more detail in Performance-Based Incentive Plans on page 26. The non-equity incentive plan compensation for 2013 for all plan participants including the named executive officers was paid in January 2014. Amounts actually paid to the named executive officers are indicated in the Summary Compensation Table on page 36.

(2)
The amounts in the column titled Full Grant Date Fair Value reflect the full grant date fair value of the option awards granted on May 23, 2013 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7—Equity; Stock-Based Compensation to the Company's 2013 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts reflected in this column for the 2013 option grants do not correspond to the actual value that may be recognized by the named executive officers when these options are actually exercised.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

Name	Option Awards(1)							Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

R.A. Norwitt	120,000		0		n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a
	200,000		0		n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	384,000	(3)	96,000	(4)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	186,000		124,000	(5)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	118,000		177,000	(6)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	66,000		264,000	(7)	n/a	53.2600	May 23, 2022	n/a	n/a	n/a	n/a
	0		280,000	(8)	n/a	78.0000	May 22, 2023	n/a	n/a	n/a	n/a

D.G. Reardon	60,000		0		n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	160,000		40,000	(4)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	72,000		48,000	(5)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	45,600		68,400	(6)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	26,000		104,000	(7)	n/a	53.2600	May 23, 2022	n/a	n/a	n/a	n/a
	0		110,000	(8)	n/a	78.0000	May 22, 2023	n/a	n/a	n/a	n/a

R.E. Schneider	0		22,000	(4)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	0		28,800	(5)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	19,156		40,800	(6)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	15,200		60,800	(7)	n/a	53.2600	May 23, 2022	n/a	n/a	n/a	n/a
	0		65,000	(8)	n/a	78.000	May 22, 2023	n/a	n/a	n/a	n/a

G.A. Anderson	72,000		0		n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a
	70,000		0		n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	88,000		22,000	(4)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	43,200		28,800	(5)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	27,200		40,800	(6)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	15,200		60,800	(7)	n/a	53.2600	May 23, 2022	n/a	n/a	n/a	n/a
	0		65,000	(8)	n/a	78.000	May 22, 2023	n/a	n/a	n/a	n/a

L. Walter	66,000		0		n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	22,000		22,000	(4)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	43,200		28,800	(5)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	27,200		40,800	(6)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	15,200		60,800	(7)	n/a	53.2600	May 23, 2022	n/a	n/a	n/a	n/a
	0		65,000	(8)	n/a	78.0000	May 22, 2023	n/a	n/a	n/a	n/a

(1)
All options currently outstanding vest at a rate of 20% per year over the first five years of the ten-year option term, subject to certain exceptions. Vesting of all unvested options would be accelerated upon death or disability of the option awardee. The Compensation Committee of the Board of Directors has the discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops immediately and all such unvested options are automatically forfeited upon termination of active employment under most other termination situations.

(2)
No stock awards are contemplated or provided for under the Company's stock option plans or any other employee plan administered by the Company.

(3)
145,000 of these 384,000 options are held by the Norwitt Family Trust.

(4)
Of this unvested portion of stock options, 100% is scheduled to vest on May 21, 2014.

(5)
Of this unvested portion of stock options, 50% is scheduled to vest on each of May 27, 2014 and May 27, 2015.

(6)
Of this unvested portion of stock options, 33% is scheduled to vest on each of May 26, 2014, May 26, 2015 and May 26, 2016.

(7)
Of this unvested portion of stock options, 25% is scheduled to vest on each of May 24, 2014, May 24, 2015, May 24, 2016 and May 24, 2017.

(8)
Of this unvested portion of stock options, 20% is scheduled to vest on each of May 23, 2014, May 23, 2015, May 23, 2016, May 23, 2017 and May 23, 2018.

OPTION EXERCISES AND STOCK VESTED FOR THE 2013 FISCAL YEAR

	Option Awards			Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

R.A. Norwitt	68,000		3,621,646	n/a	n/a
D.G. Reardon	60,000	(2)	1,675,848	n/a	n/a
R.E. Schneider	102,044		3,617,582	n/a	n/a
G.A. Anderson	80,000		3,261,266	n/a	n/a
L. Walter	130,000		5,450,436	n/a	n/a

(1)
No stock awards are contemplated or provided for under the Company's employee stock option plans or any other employee plan administered by the Company.

(2)
These options were exercised and sold by the Reardon Family Trust.

 PROPOSAL 4. RATIFY AND APPROVE THE FIRST AMENDED 2009 STOCK PURCHASE
AND OPTION PLAN FOR KEY EMPLOYEES OF AMPHENOL AND SUBSIDIARIES

        In May 2009, stockholders approved the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2009 Option Plan"). The terms of the 2009 Option Plan are substantially identical to the terms of the Third Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries which the 2009 Option Plan superseded. The 2009 Option Plan currently provides for the issuance of up to 16,000,000 shares of the Company's stock. A total of 13,624,890 options have been granted under the 2009 Option Plan. A total of 2,788,000 options were granted in 2013 under the 2009 Option Plan to 457 employees, including 865,000 options granted to the named executive officers. There are 2,375,110 shares of Common Stock currently reserved for future grants under the 2009 Option Plan.

        In January 2014 the Board, subject to stockholder approval at the 2014 Annual Meeting, authorized and approved the First Amended 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, which would increase the number of shares to be reserved for issuance under the 2009 Option Plan by an additional 13,000,000 shares (the "First Amended 2009 Option Plan"). All other terms of the First Amended 2009 Option Plan are the same as the 2009 Option Plan. A copy of the First Amended 2009 Option Plan is attached hereto as ANNEX B to this Proxy Statement. See Stock Option Plans on page 29.

        If the First Amended 2009 Option Plan is approved, 15,375,110 shares will be reserved for future option grants. Unless terminated earlier by the Board, the First Amended 2009 Option Plan will terminate in May 2018. Options awarded under the First Amended 2009 Option Plan will continue to vest in 20% annual increments over a period of five years from the date of grant with certain limited exceptions.

        From January 1, 2011 through December 31, 2013, the Company granted a total of 8,259,350 options, with 2,491,350, 2,980,000 and 2,788,000 being granted in 2011, 2012 and 2013, respectively. During the same period, the Company purchased 24,285,695 shares of its common stock through stock repurchase programs authorized by the Board of Directors limiting the dilutive impact to stockholders of the option program.

        The Board recommends a vote FOR the First Amended 2009 Option Plan which will allow for the continued grant of stock options because the Board believes that granting stock options helps create competitive levels of compensation and provides an opportunity for increased equity ownership by executive officers and key management employees (including the named executive officers). Granting stock options also serves to maintain the alignment of the interests of the Company's executive officers and key management employees with its stockholders and allows executive officers and key management employees to participate in the long-term growth and profitability of the Company. Granting of stock options has been a core element of the Company's compensation program for its key management employees for over 15 years. The Board believes granting stock options is a valuable and appropriate tool which has contributed to the Company's outstanding results over an extended period. For the five and ten year periods ending on December 31, 2013, the Company's cumulative total shareholder return (assuming reinvestment of dividends) was 251% and 473%, respectively, compared to 128% for the S&P 500 for the same five-year period and 104% for the S&P 500 for the same ten-year period. The Company's CAGR total shareholder return (assuming reinvestment of dividends) for the fifteen-year period ending December 31, 2013 was 23.5%.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND
APPROVAL OF THE FIRST AMENDED 2009 OPTION PLAN

PENSIONS AND DEFERRED COMPENSATION

Pension Plan

        Pension Plan Background.     Through December 31, 2006, the only retirement benefit funded by the Company was its pension plans. Prior to 1998, the Company and its U.S. subsidiaries maintained eight separate defined benefit pension plans covering substantially all employees of Amphenol Corporation and its U.S. subsidiaries. Effective December 31, 1997, these pension plans were merged into the Pension Plan for Employees of Amphenol Corporation (the "Plan"). The prior formulas for calculating pension benefits for employees from different operations were retained in different sections of the Plan. Mr. Schneider does not participate in the Plan. The other named executive officers participate in and their pension benefits are calculated under the Amphenol Salaried Plan Section, the LPL Plan Section, or the Sidney Salaried Plan Section of the Plan. Non-employee directors do not participate in the Plan, although Messrs. Loeffler and Jepsen participated in the Plan during their prior employment with the Company.

        In 2006, the Company amended the Plan by freezing accruals effective December 31, 2006 for certain personnel (referred to herein as the "non-grandfathered participants"). Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan for these non-grandfathered participants. Prior to 2007, the Company did not make any contributions to the Amphenol 401(k) Plan and the Company did not have a related non-qualified supplemental defined contribution plan.

        Non-grandfathered participants are salaried employees of Amphenol Corporation or one of its U.S. subsidiaries participating in the Plan who are not "grandfathered participants". "Grandfathered participants" are all salaried personnel of Amphenol Corporation or its U.S. subsidiaries participating in the Plan who as of December 31, 2006 were either: (i) age 50 or older with 15 or more years of service or (ii) who had 25 or more years of service. Of the five named executive officers, Mr. Anderson is the only grandfathered participant and Mr. Norwitt, Ms. Reardon and Mr. Walter are non-grandfathered participants.

        Mr. Anderson is a grandfathered participant who will continue to accrue incremental benefits under the Plan and the related SERP and will continue to be eligible to participate in the Amphenol 401(k) plan with no employer contributions. Additional benefit accruals for non-grandfathered participants in the Plan ceased effective January 1, 2007. The Plan freeze for non-grandfathered participants, including Mr. Norwitt, Ms. Reardon and Mr. Walter, does not affect any retirement benefit earned by such non-grandfathered participants under the Plan prior to January 1, 2007.

        The Company has a policy that prohibits granting extra years of credited service under the Plan.

        General Provisions of the Plan for Salaried Employees.     The Plan provides for annual pensions to certain salaried employees who complete five years of service with the Company. The normal retirement date under the Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of either five or ten years of service, however, a participant's normal retirement benefit is reduced by as much as 50% if payment of retirement benefits commences upon early retirement. Retirement benefits are paid in the form of a life annuity (generally a reduced joint and survivor annuity for married participants).

        Details About the Amphenol Salaried Plan Section.     The Company is required to make all contributions necessary to provide benefits payable under the Amphenol Salaried Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the Amphenol Salaried Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, excluding bonuses and incentive plan payments, during any five consecutive years of service with the Company or its participating divisions or affiliates during the ten calendar years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Amphenol Salaried Plan Section of the Plan is equal to the greater of: (i) 1.1% of the participant's final average pensionable compensation multiplied by the participant's years of credited service or (ii) 1.8% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 30. In 2013, Mr. Norwitt was the only named executive officer in the Amphenol Salaried Plan Section of the Plan, although Mr. Norwitt's benefit was frozen as of December 31, 2006.

        Details About the LPL Plan Section.     Prior to January 1, 2000, participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000, no participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the LPL Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any five consecutive years of service with the Company and its participating divisions or affiliates during the ten years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the LPL Plan Section of the Plan is equal to 2% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 less 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25. In 2013, Ms. Reardon and Mr. Walter were the only named executive officers in the LPL Plan Section of the Plan, although each of their benefits was frozen as of December 31, 2006.

        Mr. Walter's Retirement Benefit Assuming He Elects Early Retirement.     Mr. Walter meets the age and service requirements for early retirement under the LPL Plan Section of the Plan. If Mr. Walter were to have elected early retirement as of December 31, 2013, he could have elected to receive his accrued benefit starting at age 65 or a reduced benefit commencing as of his retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at his normal retirement date ($2,449 per month payable from the Plan and $2,788 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Mr. Walter's hypothetical early retirement date precedes his normal retirement date (i.e. 113 months). Using this formula, Mr. Walter's early retirement benefit if he had elected early retirement as of December 31, 2013 would have been $1,272 per month payable from the Plan and $1,448 per month payable from the SERP.

        Details About the Sidney Salaried Plan Section.     The Company is required to make all contributions necessary to provide benefits payable under the Sidney Salaried Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the Sidney Salaried Plan Section of the Plan as twelve times the participant's highest average monthly total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any sixty consecutive months of service with the Company and its participating divisions or affiliates during the 120 months of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Sidney Salaried Plan Section of the Plan is equal to the greater of: (i) 2.0% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (0.5% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25 or (ii) $8 plus 0.75% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of

30. In 2013, Mr. Anderson was the only named executive officer in the Sidney Salaried Plan Section of the Plan.

        Mr. Anderson's Retirement Benefit Assuming He Elects Early Retirement.     Mr. Anderson meets the age and service requirements for early retirement under the Sidney Salaried Plan Section of the Plan. If Mr. Anderson were to have elected early retirement as of December 31, 2013, he could have elected to receive his accrued benefit starting at age 65 or a reduced benefit commencing as of his retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at his normal retirement date ($10,627 per month payable from the Plan and $18,636 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Mr. Anderson's hypothetical early retirement date precedes his normal retirement date (i.e. 23 months). Using this formula, Mr. Anderson's early retirement benefit if he had elected early retirement as of December 31, 2013 would have been $9,269 per month payable from the Plan and $16,255 per month payable from the SERP.

        Supplemental Employee Retirement Plan.     Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $205,000 in 2013 and $210,000 in 2014. Section 401(a)(17) of the Internal Revenue Code currently limits the amount of compensation taken into account under a tax-qualified plan to $255,000 in 2013 and $260,000 in 2014. These limitations continue to be subject to future adjustment. The Company sponsors a SERP which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Internal Revenue Code limitations described above. Final average pensionable compensation under the SERP, however, is limited to 3.33 times the Section 401(a)(17) limitation beginning with 2007 pensionable compensation ($500,000 for years before 2007).

Pension Benefits for the 2013 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

R.A. Norwitt(3)	Pension Plan for Employees of Amphenol Corporation—Amphenol Salaried Plan Section	3.0	48,700	0

	Amphenol Corporation Supplemental Employee Retirement Plan	3.0	16,500	0

D.G. Reardon	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	17.5	521,200	0

	Amphenol Corporation Supplemental Employee Retirement Plan	17.5	500,600	0

G.A. Anderson	Pension Plan for Employees of Amphenol Corporation—Sidney Salaried Plan Section	39.3	1,424,100	0

	Amphenol Corporation Supplemental Employee Retirement Plan	39.3	2,510,600	0

R.E. Schneider(4)	n/a	n/a	n/a	n/a

L. Walter(5)	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	8.0	236,700	0

	Amphenol Corporation Supplemental Employee Retirement Plan	8.0	271,800	0

(1)
Computed as of December 31, 2013, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2013 financial statements. Credited service was frozen as of December 31, 2006 for Mr. Norwitt, Ms. Reardon and Mr. Walter.

(2)
Computed as of December 31, 2013, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2013 financial statements. Calculation of present value reflects FASB ASC Topic 715, "Compensation Retirement Benefits", expense assumptions described in Note 9—Benefit Plans and Other Postretirement Benefits to the Company's 2013 Annual Report on Form 10-K.

(3)
Although Mr. Norwitt had been employed with the Company or its subsidiaries for eight years as of December 31, 2006 when his credited service was frozen, he has only 3.0 years of credited service in the Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Plan and the SERP, Mr. Norwitt was employed by Amphenol East Asia Limited, a Hong Kong subsidiary of the Company.

(4)
Mr. Schneider is not a participant in a Company pension plan.

(5)
Although Mr. Walter had been employed with the Company or its subsidiaries for approximately 23 years when his credited service was frozen, he has only 8.0 years of credited service in the Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Plan and the SERP, Mr. Walter was employed by Amphenol Socapex SAS, a French subsidiary of the Company.

         Pension Plan and 401(k) Plan.     Prior to December 31, 2006, with the exception of Mr. Schneider, none of the named executive officers participated in a non-qualified defined contribution or other deferred compensation plan pursuant to which the Company made contributions. Since prior to December 31, 2006, Mr. Schneider has participated in the Amphenol (TCS) 401(k) Plan that matches 100% of up to 5% of his covered earnings to this plan.

        Prior to December 31, 2006, all salaried personnel of Amphenol Corporation and its subsidiaries which participated in the Plan, including Mr. Norwitt, Ms. Reardon and Messrs. Anderson and Walter, had a retirement income program consisting of: (i) eligibility to participate in the Plan and (ii) the Company's qualified 401(k) savings plan, for which the Company did not make any contributions (the "Amphenol 401(k) Plan").

        In 2006, the Company amended this retirement income program by freezing accruals under the Plan effective December 31, 2006 for non-grandfathered participants and simultaneously implementing employer contributions to the Amphenol 401(k) Plan for non-grandfathered participants. Grandfathered participants continue to accrue incremental benefits under the Plan and to be eligible to participate in the Amphenol 401(k) plan with no employer contributions to the Amphenol 401(k) Plan.

        As part of these changes to the retirement income program, commencing January 1, 2007, non-grandfathered participants, including Mr. Norwitt, Ms. Reardon and Mr. Walter, and most employees who were not participants in the Pension Plan as of December 31, 2006, are provided a Company contribution to their Amphenol 401(k) Plan accounts equal to 2% of their covered earnings. No employee contribution is required for this 2% Company contribution. Covered earnings include base salary and incentive plan compensation. In addition, the Company matches 100% of the non-grandfathered employee's first 3% contribution of their covered earnings to his or her Amphenol 401(k) Plan account, including the accounts of Mr. Norwitt, Ms. Reardon and Mr. Walter.

        Pursuant to both the Amphenol 401(k) Plan and the Amphenol (TCS) 401(k) Plan, during the first four years of a participant's employment with the Company, the employer allocation vests 25% per year for each year of service. After four full years of employment with the Company, the employer allocation is fully vested historically and on a going forward basis. Each of Mr. Norwitt, Ms. Reardon and Messrs. Walter and Schneider are fully vested in all employer allocations.

        The Company also sponsors a non-qualified supplemental defined contribution plan, or DC SERP, effective January 1, 2007 for selected participants in the Amphenol 401(k) Plan. Under this DC SERP, non-grandfathered participants in the Amphenol 401(k) Plan, including Mr. Norwitt, Ms. Reardon and Mr. Walter are credited with a 5% employer allocation on compensation in excess of the Internal Revenue Code Section 401(a)(17) limit, subject to a vesting schedule that requires the participant to complete five full years of service with the Company before the employee is entitled to the account balance which begins accumulating when employment commences. Mr. Norwitt, Ms. Reardon and Messrs. Walter and Schneider are also permitted to defer up to 5% of his or her estimated compensation in excess of the Internal Revenue Code Section 401(a)(17) limit to a DC SERP account. A participant's election to defer compensation is made prior to the beginning of each year, and is binding for the applicable year. The participant concurrently selects the timing of the distribution of their deferred compensation. Distributions may occur upon termination of employment (which could include retirement, death or disability) or upon a specified future date while still employed (an "in-service distribution"), as elected by the participant. Each years' deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment or (ii) a series of annual cash installments payable over a designated term between two and fifteen years. In-service distributions may be elected by the participant as a single lump sum cash payment or in annual cash payments over a term between two and fifteen years, in either case beginning not earlier than January of the year following the calendar year of the deferral. However, when no election regarding the timing and form of distribution is made, the distribution will be, upon separation from employment and in a lump sum. When the executive is a "key employee" for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. The named executive officers would be key employees for this purpose. Compensation deferred by participants and any matching contributions made by the Company are credited to a bookkeeping account that represents the Company's unsecured obligation to repay the participant in the future. Participants elect to allocate deferred and matching contributions among one or more hypothetical investment options. Participants can change hypothetical investment options at their discretion, except that so-called "round-trip" transactions (i.e., trading from one fund to another, and then back to the original fund within 30-days) are not permitted. Eligible compensation permitted to be deferred under the DC SERP program includes base salary and non-equity incentive plan compensation.

Nonqualified Deferred Compensation for the 2013 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)(4)

R.A. Norwitt	86,650	86,650	174,042	0	950,999
D.G. Reardon	40,558	40,557	149,210	0	708,854
R.E. Schneider	13,373	n/a	4,196	0	28,358
G.A. Anderson	n/a	n/a	n/a	n/a	n/a
L. Walter	0	14,356	7,554	(28,604)	45,747

(1)
The amounts in the column titled "Registrant Contributions in Last Fiscal Year" reflect the Company's allocation to the DC SERP for the benefit of Mr. Norwitt, Ms. Reardon and Mr. Walter, respectively, and are included in the amounts in the table "All Other Compensation" under footnote (4) on page 37 and in the Summary Compensation Table on page 36. Mr. Schneider is not eligible for an allocation by the Company to the DC SERP. Mr. Anderson is not eligible to participate in the DC SERP.

(2)
The amounts in the column titled "Aggregate Earnings in Last Fiscal Year" reflect the notational earnings of Mr. Norwitt, Ms. Reardon and Mr. Walter in the DC SERP determined by tracking the increase in value in the bookkeeping account of the hypothetical investment options selected by each of Mr. Norwitt, Ms. Reardon and Mr. Walter for current year and prior year deferred and matching contributions. These notational earnings are not included in the Summary Compensation Table on page 36 because such notational earnings relate to the increase in value of compensation the individual elected to defer and such increase is based on market rates that are determined by reference to mutual funds.

(3)
Mr. Walter had a pre-scheduled distribution on January 15, 2013.

(4)
The amounts in the column titled "Aggregate Balance at Last Fiscal Year-End" reflect the notational amounts in each named executive officer's DC SERP as of the last day of the 2013 fiscal year. The following table indicates the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company's prior year proxy statements since the DC SERP was initiated in January 2007 or would have been reported had the executive been a named executive officer in those years). Any prior distributions, including the distribution from the DC SERP made to Mr. Walter in 2013, have not been subtracted from the amounts below.

Name	Amounts That Were Reported As Compensation in Prior Year Proxy Statements ($)
R.A. Norwitt	262,681
D.G. Reardon	186,210
R.E. Schneider	n/a
G.A. Anderson	n/a
L. Walter	100,058

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The amount of compensation that may be payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown on the tables on pages 51 to 53. The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts which would have been paid out to the named executive officers in connection with their termination. The actual amounts to be paid out can only be determined in the event of and at the time of such executive's separation from the Company.

        Payments Made Upon Termination.     Regardless of the manner in which a named executive officer's employment is terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts might include:

  •
  unused vacation pay;

  •
  amounts accrued and vested through the Company's retirement plans;

  •
  statutory entitlements; and

  •
  non-equity incentive compensation relating to the fiscal year.

        Payments Made Upon Retirement.     The Board has the discretion to decide if options awarded will continue to vest following normal retirement at age 65 with at least five years of employment with the Company or upon early retirement at or after age 55 with more than 10 years of employment with the Company. None of the named executive officers is currently eligible for normal retirement. Messrs. Anderson, Schneider and Walter are eligible for early retirement with more than 10 years of employment with the Company. The disclosure in the tables on pages 51 to 53 for normal retirement and for early retirement assumes that the named executive officers were eligible to retire and that the Board has exercised its discretion to continue vesting of all unvested options.

        Payments Made Upon Involuntary Not for Cause Termination.     In the event of involuntary not for cause termination of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, the Board has the discretion to decide if options awarded that are not vested at the time of such termination shall vest and the terms of such vesting. The disclosure in the tables below for involuntary not for cause termination assumes that the Board has exercised its discretion to continue vesting of all such options.

        Payments Made Upon a Change in Control.     Immediately prior to a change in control, all outstanding options held by any employee, including a named executive officer, immediately vest and become exercisable at the discretion of the Board. A change in control is deemed to occur if there is a sale of all or substantially all of the assets of the Company or there is an acquisition of more than 80% of the Common Stock of the Company by a person or group. The disclosure in the tables below relating to Involuntary for Good Reason Termination (Change-in-control) assumes that the Board has exercised its discretion to cause all shares to vest.

        Payments Made Upon Death or Disability.     In the event of the death or disability of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, he or she will receive benefits and/or payments under the Company funded disability plan and/or group term life insurance plan, as appropriate. In the event of death or disability as defined in the Company's Option Plans, assuming the minimum service requirements have been satisfied, he or she will also immediately vest in all outstanding options. The disclosure in the tables below appropriately reflects that the minimum service requirements for all named executive officers have been satisfied.

         Health Care Benefits.     The Company does not currently offer any employee, including any named executive officers, any enhanced health care benefits on termination for any reason.

R. Adam Norwitt Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in -control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	868,500	868,500	868,500	868,500	0	868,500	868,500	868,500
Pay for covenant not to compete(2)	965,000	965,000	965,000	965,000	965,000	965,000	965,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	482,500	0
Vesting of stock options(4)	0	30,148,060	30,148,060	30,148,060	0	30,148,060	30,148,060	30,148,060

(1)
This is the amount actually paid to Mr. Norwitt in January 2014 pursuant to the 2013 Management Incentive Plan. Assuming a termination event as of December 31, 2013, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Norwitt's annual base salary at December 31, 2013 was $965,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $482,500 is based on Mr. Norwitt's annual base salary at December 31, 2013 and assumes the maximum possible amount is paid, i.e. 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2013 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $89.18 on December 31, 2013.

Diana G. Reardon Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	368,550	368,550	368,550	368,550	0	368,550	368,550	368,550
Pay for covenant not to compete(2)	630,000	630,000	630,000	630,000	630,000	630,000	630,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	315,000	0
Vesting of stock options(4)	0	11,911,280	11,911,280	11,911,280	0	11,911,280	11,911,280	11,911,280

(1)
This is the amount actually paid to Ms. Reardon in January 2014 pursuant to the 2013 Management Incentive Plan. Assuming a termination event as of December 31, 2013, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Ms. Reardon's annual base salary at December 31, 2013 was $630,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $315,000 is based on Ms. Reardon's 2013 end of year base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2013 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $89.18 on December 31, 2013.

Richard E. Schneider Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	373,410	373,410	373,410	373,410	0	373,410	373,410	373,410
Pay for covenant not to compete(2)	461,000	461,000	461,000	461,000	461,000	461,000	461,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	230,500	0
Vesting of stock options(4)	0	6,955,208	6,955,208	6,955,208	0	6,955,208	6,955,208	6,955,208

(1)
This is the amount actually paid to Mr. Schneider in January 2014 pursuant to the 2013 Management Incentive Plan. Assuming a termination event as of December 31, 2013, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Schneider's annual base salary at December 31, 2013 was $461,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $230,500 is based on Mr. Schneider's 2013 end of year base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2013 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $89.18 on December 31, 2013.

Gary A. Anderson Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	145,800	145,800	145,800	145,800	0	145,800	145,800	145,800
Pay for covenant not to compete(2)	486,000	486,000	486,000	486,000	486,000	486,000	486,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	243,000	0
Vesting of stock options(4)	0	6,955,208	6,955,208	6,955,208	0	6,955,208	6,955,208	6,955,208

(1)
This is the amount actually paid to Mr. Anderson in January 2014 pursuant to the 2013 Management Incentive Plan. Assuming a termination event as of December 31, 2013, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Anderson's annual base salary at December 31, 2013 was $486,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $243,000 is based on Mr. Anderson's December 31, 2013 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2013 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $89.18 on December 31, 2013.

Luc Walter Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment(1)	0	0	0	495,133	0	495,133	0	0
Incentive plan compensation(2)	150,656	150,656	150,656	150,656	0	150,656	150,656	150,656
Pay for covenant not to compete(3)	495,133	495,133	495,133	495,133	495,133	495,133	495,133	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(4)	0	0	0	0	0	0	247,567	0
Vesting of stock options(5)	0	6,955,208	6,955,208	6,955,208	0	6,955,208	6,955,208	6,955,208

(1)
Pursuant to his March 22, 1999 employment letter agreement with the Company, upon an involuntary not for cause termination, Mr. Walter would be entitled to a lump sum severance payment equal to base compensation paid in the last twelve months.

(2)
This is the amount actually paid to Mr. Walter in January 2014 pursuant to the 2013 Management Incentive Plan. Assuming a termination event as of December 31, 2013, this amount would have only been paid upon approval by the Compensation Committee.

(3)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Walter's annual base salary at December 31, 2013 was $495,133. Payments are made in the form of salary continuation.

(4)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $247,567 is based on Mr. Walter's December 31, 2013 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(5)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2013 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $89.18 on December 31, 2013.

PROPOSAL 5. ADVISORY VOTE ON
COMPENSATION OF NAMED EXECUTIVE OFFICERS

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board is asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        The Board recommends a vote FOR this resolution because it believes that the compensation policies and practices of the Company described in the Compensation Discussion and Analysis are effective in helping to achieve the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executive officers' long-term interests with those of the stockholders and motivating the executive officers to remain with the Company for long and productive careers.

        Stockholders are urged to read the Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement, as well as the 2013 Summary Compensation Table and related compensation tables and narrative, appearing on pages 36 through 53 which provide detailed information on the Company's compensation policies and practices and the compensation of the Company's named executive officers.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating the Company's executive compensation program on an ongoing basis. The Board has adopted a policy of providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will occur at the Company's 2015 Annual Meeting of Stockholders.

        At the 2013 Annual Meeting of Stockholders, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for that meeting. The Company's stockholders overwhelmingly approved the proposal with more than 96% of the shares voted being cast in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY
RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company has adopted a written policy for the review and approval of transactions and arrangements between the Company and the Company's current directors, director nominees, current executive officers, greater than five percent stockholders, and their immediate family members. All transactions, regardless of amount, are required to be reported to and reviewed by the General Counsel of the Company who is required to report the results of his review to the Board or non-management members of the Board, as appropriate. Following this review, the Board would determine whether any such transaction is in, or not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether any such transaction is on terms no less favorable to the Company than those available with unrelated third parties and the related person's interest in the transaction. As required under the rules of the SEC, transactions that are determined to be directly or indirectly material to the Company or a related person must be disclosed in the Company's Proxy Statement.

        A brother of Luc Walter, Senior Vice President and Group General Manager, International Military, Aerospace and Industrial Operations, is employed at a foreign subsidiary of the Company. In 2013, Mr. Walter's brother received total compensation of less than $150,000, including salary, bonus/incentive plan compensation and stock options. This amount is consistent with the compensation and benefits provided to other employees with equivalent qualifications, experience and responsibilities at the Company and its subsidiaries. This employment relationship was reviewed and ratified in accordance with the Company's policy.

        No other related party transactions were identified during or subsequent to 2013 where the amount involved exceeded $120,000. As such, there are no other transactions to be reported in this Proxy Statement.

INVESTOR OUTREACH

        Amphenol has continued to engage with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company's stockholders. Through these engagements the Company has obtained valuable feedback. Partly in response to this feedback, in April 2014, the Board adopted amendments to the Company's By-Laws that, among other things, lowered the threshold of the Company's voting power required to call special meetings of stockholders from 50% to 25%, subject to certain limitations described below.

        As a general principle, the Company believes the annual meeting of stockholders is sufficient to handle all ordinary course business on which stockholders must act. A special meeting of stockholders should only be held to cover extraordinary events when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed on an expedited basis. The Board is also mindful that the power to call a special meeting of stockholders has historically been used as a tool for acquirers in the hostile merger and acquisition context. Potential acquirers seeking to take over the Company for an inadequate price could call a special meeting to increase their negotiating leverage or to avoid negotiating at all with the Board, which has the legal duty to protect the interests of all stockholders. In light of this, the amendment to the By-Laws contains procedural and informational requirements for stockholders to call a special meeting, including that (1) no business may be conducted at the special meeting except as set forth in the Company's notice of meeting, (2) a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board to be held within 90 days after the special meeting request is received by the Secretary, (3) no stockholder special meeting request may be made during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (4) a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held not more than 120 days before the special meeting request was received by the Secretary, (5) any shares beneficially owned or held of record as of the date of the request and sold by the requesting stockholder prior to the meeting will be treated as a revocation of the request to the extent of the shares sold and (6) the requesting stockholder's notice must include information (as specified in the amendment to the By-Laws) as to the business proposed to be conducted, as to each nominee (if applicable), and as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made.

        The Company has also continued to engage key stockholders to discuss other important topics, such as compensation practices and programs.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to include a proposal in the Company's 2015 Proxy Statement must submit such proposal to the Company. Such proposals must be received by the Company no later than the close of business on December 29, 2014 and must satisfy the requirements under the applicable rules of the SEC. If mailed, proposals should be sent by Certified Mail-Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        Stockholders of the Company are also entitled by the Company's By-Laws to bring business before the Annual Meeting, including matters not specified in the notice of meeting (other than proposals submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), by giving timely notice to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. Timely notice can be effected by delivering notice that satisfies either of the following time frames. Notice must be delivered not less than 60 days nor more than 90 days prior to the annual meeting, i.e., notice should have been received by the Company no earlier than February 19, 2014 and no later than March 22, 2014. Alternatively, if less than 70 days' notice of the meeting has been given to stockholders, as is the case with the 2014 Annual Meeting, notice of the stockholder's proposal must be received by the Company no later than the tenth day following the mailing of the Proxy Statement. Accordingly, such a notice must be received by the Company by May 8, 2014, and must conform to the requirements of the Company's By-Laws, which stipulate that the proposal must include (i) a description of the business to be brought before the meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the name and record address of the stockholder together with the number of shares beneficially owned and (iv) a description of any material interest of the stockholder in such business.

        Under the current rules of the SEC, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

GENERAL AND OTHER MATTERS

        At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2014 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

        All costs of the solicitation of proxies will be borne by the Company including the expense of preparing, printing, assembling and mailing this proxy soliciting material. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out of pocket expenses for forwarding proxy and solicitation materials to stockholders. The Company has engaged the firm of Georgeson Inc. to assist in the distribution of this Notice of 2014 Annual Meeting and Proxy Statement and will pay Georgeson its out-of-pocket expenses for such services. Georgeson Inc. has also been retained to assist in soliciting proxies for a fee not expected to exceed $10,000, plus distribution costs and other costs and expenses. Proxies may be solicited personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

        The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2013 Annual Report, including financial statements. Written requests for additional copies should be directed to: Controller, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Company's 2013 Annual Report, including financial statements, is also available from the Company's website at www.amphenol.com by clicking on "Investors" and then "Financial Reports".

        In addition, printed copies of the Company's most current Governance Principles, its Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors will be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Principles, Code and Charters are also available from the Company's website at www.amphenol.com by clicking on "Investors", then "Governance", then the desired principles, code or charter.

        If you need directions to attend the Annual Meeting and vote in person, please call 203-265-8638.

PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
IN THE UNITED STATES.

By Order of the Board of Directors,
Edward C. Wetmore
Vice President, Secretary and General Counsel

April [    ], 2014

ANNEX A

THE 2014 AMPHENOL EXECUTIVE INCENTIVE PLAN

        1.    Purpose.    Amphenol Corporation (the "Company") has established the 2014 Amphenol Executive Incentive Plan (the "Executive Incentive Plan") to provide incentive compensation in the form of a cash bonus incentive award ("Award") to eligible Employees. The Executive Incentive Plan is effective as of January 1, 2014.

        2.    Administration.    The Executive Incentive Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have the power, right and duty to interpret, construe and administer the provisions of the Executive Incentive Plan. All decisions, actions or interpretations of the Committee, including decisions, actions or interpretations regarding eligibility to participate and grant of Awards, shall be final, conclusive and binding upon all of the parties. The Company shall indemnify and hold harmless the Committee and its members to the extent allowed under applicable law against all claims, liabilities, fines and penalties and all expenses reasonably incurred by or imposed upon the Committee or any of its members (including, but not limited to, reasonable attorney's fees) which arise as a result of its or their good faith actions or failure to act in connection with the operation and administration of the Executive Incentive Plan. The Company shall pay all costs associated with the administration of the Executive Incentive Plan.

        3.    Employee.    Subject to such additional limitations or restrictions as the Committee may impose, the term "Employee" shall mean persons who are employed by the Company and its subsidiaries.

        4.    Calculation of Incentive Awards.    Eligible Employees of the Company, including the top five most highly compensated employees, will have awards under the Executive Incentive Plan primarily determined by performance against quantitative measures established at the beginning of each plan year. In addition, consideration will be given, when appropriate, to certain qualitative factors as further described below. The quantitative portion of the Executive Incentive Plan is based on a formula that considers the Company's achievement and/or each group's achievement and/or each operating unit's achievement and/or each individual's achievement of performance targets and/or goals. The targets and/or goals include revenue, operating income, operating cash flow, return on investment, return on sales, organic growth and contribution to growth in earnings per share ("EPS"). Qualitative factors considered in the formula include accomplishment against budget, balance sheet management including cash flow, new market/new product positioning, operating unit and group contribution to total Company performance, and/or other specific individual objectives impacting Company performance, customer satisfaction, cost reductions, productivity improvement and quality management.

        Results of the formula are then applied against a target bonus which is expressed as a fixed percentage of base salary paid. The maximum payment to an eligible employee for any performance period is two times the target bonus. The maximum Award any eligible Employee may receive under the Executive Incentive Plan for any performance period is $4.0 million. The performance period will be the fiscal year of the Company. The Committee may adjust performance based payments if unusual and unanticipated market conditions materially impact the Company's or an operating unit's growth and/or performance. The Committee has sole discretion to determine when such an adjustment should be made.

        5.    Cash Bonus Incentive Award.    Awards are intended to provide payment of additional compensation to an Employee as determined by the Committee in its sole discretion. The Committee may grant Awards to Employees only. Any Award shall be paid as soon as practicable upon the Committee's determination to make such Award but in no event no later than ninety (90) calendar days following the end of the Plan year.

        6.    Unfunded Plan; No Interest in Company Assets.    No Employee or other person shall have any right, title or interest in any Award prior to the payment thereof or in any property of the Company. All Awards shall be paid from the general assets of the Company. To the extent that any Employee, former

A-1

Employee, or any other person acquires a right to receive an Award or payment of an Award under the Executive Incentive Plan, such right shall be no greater than the right of a general unsecured creditor of the Company. Nothing contained in the Executive Incentive Plan, and no actions taken in operation of the Executive Incentive Plan, shall create or be construed to create a trust of any kind, require the segregation or set aside of any funds or other property for the purposes of paying any amounts under the Executive Incentive Plan or create a fiduciary relationship between the Company and any Employee, former Employee or any other person.

        7.    No Alienation of Benefits.    Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, Awards shall not be assignable or transferable, either voluntarily or involuntarily, and, during the lifetime of the Employee, payment of an Award shall be made only to the Employee.

        8.    Withholding for Taxes.    Notwithstanding any other provision of the Executive Incentive Plan, the Company reserves the right to withhold from any Award such amount or amounts as may by required for purposes of complying with the tax withholding provisions of the Internal Revenue Code of 1986, as amended, any state's income tax act or any applicable similar local, foreign or other laws.

        9.    Amendment and Termination.    The Committee has the right to amend, suspend, modify or terminate the Executive Incentive Plan in whole or in part and for any reason and without the consent of the Employees. No amendment, suspension, modification or termination of any provision of the Executive Incentive Plan shall change the terms and conditions of any Award to which an Employee has otherwise become entitled under the provisions of the Executive Incentive Plan without the Employee's consent.

        10.    Governing Law.    The Executive Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

        11.    Non-ERISA Plan.    The Executive Incentive Plan is intended to be a cash bonus plan and is not intended to be an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

        12.    No Right to Continued Employment.    Nothing contained in the Executive Incentive Plan shall be construed as a contract of employment between the Company and any Employee, or as a right of any Employee to be continued in the employment of the Company or any subsidiary, or as a limitation of the rights of the Company or any subsidiary to discharge any of its Employees, with or without cause, or as to affect or enlarge the employment rights, if any, of any Employee.

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ANNEX B

THE FIRST AMENDED 2009 STOCK PURCHASE AND OPTION PLAN FOR
KEY EMPLOYEES OF AMPHENOL AND SUBSIDIARIES

1.    PURPOSE OF PLAN

        The First Amended 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "Plan") is designed:

  (a)
  to promote the long term financial interests and growth of Amphenol Corporation (the "Corporation") and its subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation's business;

  (b)
  to motivate management personnel by means of growth-related incentives to achieve long range goals;

  (c)
  to further the alignment of interests of participants with those of the stockholders of the Corporation through opportunities for increased stock, or stock-based, ownership in the Corporation; and

  (d)
  to create competitive levels of compensation for management personnel.

2.    DEFINITIONS

        As used in the Plan, the following words shall have the following meanings:

  (a)
  "Board of Directors" means the Board of Directors of the Corporation.

  (b)
  "Code" means the Internal Revenue Code of 1986, as amended.

  (c)
  "Committee" means the Compensation Committee of the Board of Directors.

  (d)
  "Common Stock" or "Share" means Class A Common Stock of the Corporation which may be authorized but unissued, or issued and reacquired.

  (e)
  "Key Employee" means a person, including an officer, in the regular full-time employment of the Corporation or one of its Subsidiaries who, in the opinion of the Committee, is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Corporation.

  (f)
  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (g)
  "Fair Market Value" means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.

  (h)
  "Grant" means an award made to a Participant pursuant to the Plan and described in Paragraph 5, including, without limitation, an award of a Non-Qualified Stock Option or Purchase Stock or a combination thereof. A "Grant" shall not include an award of stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares or any other stock-based grants.

  (i)
  "Grant Agreement" means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

  (j)
  "Management Stockholder's Agreement" means an agreement between the Corporation and a Participant that sets forth the terms and conditions and limitations applicable to any Shares purchased pursuant to this Plan.

  (k)
  "Option" means an option to purchase shares of the Common Stock which will not be an "incentive stock option" (within the meaning of Section 422 of the Code).

  (l)
  "Participant" means a Key Employee, or other person having a unique relationship with the Corporation or one of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan; provided, however, that a non-employee director of the Corporation or one of its Subsidiaries may not be a Participant.

  (m)
  "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.    ADMINISTRATION OF PLAN

  (a)
  The Plan shall be administered by the Committee. None of the members of the Committee shall be eligible to be selected for Grants under the Plan, or have been so eligible for selection within one year prior thereto; provided, however, that the members of the Committee shall qualify to administer the Plan for purposes of Rule 16b-3 (and any other applicable rule) promulgated under Section 16(b) of the Exchange Act to the extent that the Corporation is subject to such rule. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules and administration shall be consistent with the basic purposes of the Plan.

  (b)
  The Committee may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act.

  (c)
  The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Corporation, and the officers and directors of the Corporation shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Grants, and all members of the Committee shall be fully protected by the Corporation with respect to any such action, determination or interpretation.

4.    ELIGIBILITY

        The Committee may from time to time make Grants under the Plan to such Key Employees, of the Corporation or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. No Grants may be made under this Plan to non-employee directors of the Corporation or any of its Subsidiaries. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan and, if applicable, the Management Stockholder's Agreement.

5.    GRANTS

        From time to time, the Committee will determine the forms and amounts of Grants for Participants which grants may only include Non-Qualified Stock Options and/or Purchase Stock as set forth below. Such Grants may take the following forms in the Committee's sole discretion:

  (a)
  Non-Qualified Stock Options—These are options to purchase Common Stock which are not designated by the Committee as incentive stock options. At the time of the Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option price, and such other conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate, which may include the requirement that the grant of options is predicated on the acquisition of Purchase Shares under Paragraph 5(b) by the Optionee. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(a): (i) may not be exercised more than 10 years after the date it is granted and (ii) may not have an option exercise price less than the closing price of the Common Stock as reported by the New York Stock Exchange on the date the option is granted. Payment of the option price shall be made in cash or in shares of Common Stock including Common Stock acquired upon the simultaneous exercise of a vested option, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time.

  (b)
  Purchase Stock—Purchase Stock refers to shares of Common Stock offered to a Participant at such price as determined by the Committee, the acquisition of which will make him eligible to receive under the Plan, including, but not limited to, Non-Qualified Stock Options; provided, however, that the price of such Purchase Shares may not be less than the closing price of the Common Stock as reported by the New York Stock Exchange on the date such shares of Purchase Stock are offered.

6.    LIMITATIONS AND CONDITIONS

  (a)
  The number of Shares available for Grants under this Plan shall be 29,000,000 Shares of the authorized Common Stock as of the effective date of the Plan. The number of Shares subject to Option Grants under this Plan to any one Participant shall not be more than 3,000,000 Shares. Unless restricted by applicable law, Shares related to Grants that are forfeited, terminated, cancelled or expire unexercised, shall immediately become available for new Grants.

  (b)
  No Grants shall be granted under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants granted on or before the expiration of the Plan may extend beyond such expiration. At the time a Grant is granted or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant or purchase consistent with the terms of the Management Stockholders' Agreement.

  (c)
  Nothing contained herein shall affect the right of the Corporation to terminate any Participant's employment at any time or for any reason.

  (d)
  Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

  (e)
  Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Corporation in respect of any Shares purchasable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Corporation to such Participants.

  (f)
  No election as to benefits or exercise of Options or other rights may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

  (g)
  Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Corporation or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

  (h)
  Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation's obligations under the Plan.

7.    TRANSFERS AND LEAVES OF ABSENCE

        For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant's employment without an intervening period of separation among the Corporation and any Subsidiary shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Corporation during such leave of absence.

8.    ADJUSTMENTS

        In the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the Committee may adjust appropriately the number of Shares subject to the Plan and available for or covered by Grants and exercise prices related to outstanding Grants and make such other revisions to outstanding Grants as it deems are equitably required.

9.    MERGER, CONSOLIDATION, EXCHANGE, ACQUISITION, LIQUIDATION OR DISSOLUTION

        In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the Grant of any Option, the Committee may provide that such Option cannot be exercised after the merger or consolidation of the Corporation into another corporation, the exchange of all or substantially all of the assets of the Corporation for the securities of another corporation, the acquisition by another corporation of 80% or more of the Corporation's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Corporation (a "Transaction"), and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate, also provide, either by the terms of such Option or by a resolution adopted prior to the occurrence of such Transaction, that, for some reasonable period of time prior to such Transaction, such Option shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Paragraph 6(b)) and that, upon the occurrence of such event, such Option shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Option shall remain exercisable after any such event, from and after such event, any such Option shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Option could have been exercised immediately prior to such event.

10.    AMENDMENT AND TERMINATION

        The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Paragraph 8 or 9 hereof, no such action shall modify such Grant in a manner adverse to the

Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant.

        The Board of Directors may amend, suspend or terminate the Plan except that no such action, other than an action under Paragraph 8 or 9 hereof, may be taken which would, without stockholder approval, increase the aggregate number of Shares subject to Grants under the Plan, decrease the exercise price of outstanding Options, cancel outstanding options in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original option Grant, change the requirements relating to the Committee or extend the term of the Plan.

        Without limiting the generality of the foregoing, the Plan shall not be materially amended without stockholder approval.

11.    FOREIGN OPTIONS AND RIGHTS

        The Committee may make Grants to Key Employees who are subject to the laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with foreign laws.

12.    WITHHOLDING TAXES

        The Corporation shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Corporation to deliver shares upon the exercise of an Option that the Participant pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for such withholding taxes. Any Grant Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant Agreement, to pay a portion or all of such withholding taxes in shares of Common Stock.

13.    EFFECTIVE DATE AND TERMINATION DATES

        The Plan shall be effective on and as of the date of its approval by the stockholders of the Corporation and shall terminate ten years later, subject to earlier termination by the Board of Directors pursuant to Paragraph 10.

CORPORATION

                      Notice of Annual Meeting
                      and
                      Proxy Statement

                      Annual Meeting of Stockholders, May 21, 2014

                      IMPORTANT: Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                      Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 21, 2014: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available at www.edocumentview.com/APH.